UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

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[   ]     Preliminary Proxy Statement
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[X]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material under §240.14a-12

HOMETRUST BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 14, 2016

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of HomeTrust Bancshares, Inc., we cordially invite you to attend our annual meeting of stockholders.  The meeting will be held at 10:00 a.m., local time, on Monday, November 28, 2016, at the Renaissance Hotel, located at 31 Woodfin Street, Asheville, North Carolina.
An important aspect of the annual meeting process is the stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process.  Stockholders are being asked to consider and vote upon: (1) the election of three directors of the Company; and (2) the ratification of the appointment of Dixon Hughes Goodman LLP as the Company's independent auditors for the fiscal year ending June 30, 2017.
This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, Annual Report and proxy card over the internet to stockholders.  This means that stockholders will not receive paper copies of these documents.  Instead, stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.
Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible.  Voting promptly will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.
Your Board of Directors and management are committed to the continued growth and success of HomeTrust Bancshares, Inc. and the enhancement of your investment.  As Chairman and Chief Executive Officer, I want to express my appreciation for your confidence and support.
Very truly yours, /s/ Dana L. Stonestreet Dana L. Stonestreet Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 28, 2016

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of HomeTrust Bancshares, Inc. will be held as follows:
TIME AND DATE	10:00 a.m. local time Monday, November 28, 2016
PLACE	Renaissance Hotel 31 Woodfin Street Asheville, North Carolina
ITEMS OF BUSINESS	(1) The election of three directors.
(2) The ratification of the appointment of Dixon Hughes Goodman LLP as HomeTrust Bancshares, Inc.'s independent auditors for the fiscal year ending June 30, 2017.
RECORD DATE	Holders of record of HomeTrust Bancshares, Inc. common stock at the close of business on October 4, 2016 are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING

It is very important that your shares be represented and voted at the annual meeting.  Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Dana L. Stonestreet DANA L. STONESTREET Chairman of the Board, President and Chief Executive Officer

Asheville, North Carolina
October 14, 2016

HOMETRUST BANCSHARES, INC.
10 Woodfin Street
Asheville, North Carolina 28801
(828) 259-3939
_______________________________

PROXY STATEMENT
_______________________________

INTRODUCTION

The HomeTrust Bancshares, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of the Company's common stock for use at the Company's upcoming annual meeting of stockholders.  The annual meeting of stockholders will be held at 10:00 a.m., local time, on Monday, November 28, 2016 at the Renaissance Hotel, located at 31 Woodfin Street, Asheville, North Carolina.  At the meeting, stockholders will be asked to vote on two proposals.  The proposals are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail below.  Stockholders also will consider any other matters that may properly come before the meeting or any adjournment or postponement of the meeting, although the Board of Directors knows of no other business to be presented.  HomeTrust Bancshares, Inc. is referred to in this proxy statement from time to time as the "Company," "HomeTrust Bancshares," "we," "us" or "our."  Certain of the information in this proxy statement relates to HomeTrust Bank (sometimes referred to as the "Bank"), a wholly owned subsidiary of the Company.
We are an "emerging growth company," as defined in the Securities Act of 1933 and the Securities Exchange Act of 1934, each as modified by the Jumpstart Our Business Startups Act of 2012 (commonly referred to as the "JOBS Act").  As an emerging growth company, we are currently exempt from certain requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, holding a non-binding advisory vote of stockholders on executive compensation.  These exemptions will apply until June 30, 2018 unless we cease to qualify as an emerging growth company prior to that date.
We have decided to again use the "Notice and Access" rule adopted by the Securities and Exchange Commission (the "SEC") to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about October 14, 2016, we mailed to all stockholders only a "Notice of Internet Availability of Proxy Materials" that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice of Internet Availability of Proxy Materials.
By submitting your proxy, either by executing and returning the accompanying proxy card or by voting electronically via the internet or by telephone, you authorize the Company's Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions.  The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.
This proxy statement and the accompanying materials are first being made available to stockholders on or about October 14, 2016.
Your proxy vote is important.  Whether or not you plan to attend the meeting, please vote your proxy by internet, telephone or mail as promptly as possible.
INFORMATION ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	The election of three directors of the Company.

Proposal 2.	The ratification of the appointment of Dixon Hughes Goodman LLP as the Company's independent auditors for the fiscal year ending June 30, 2017.

Stockholders also will transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.  Members of our management team will be present at the meeting to respond to appropriate questions from stockholders.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote FOR the election of the director nominees named in this proxy statement and FOR the ratification of the appointment of Dixon Hughes Goodman LLP.
Who is entitled to vote?
The record date for the meeting is October 4, 2016.  Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.  The only class of stock entitled to vote at the meeting is the Company's common stock.  Each outstanding share of common stock is entitled to one vote for all matters before the meeting; provided, however, that pursuant to Section D of Article 5 of the Company's charter, no person who beneficially owns more than 10% of the shares of the Company's common stock outstanding as of the record date may vote shares in excess of that amount.  At the close of business on the record date there were 17,999,150 shares of common stock outstanding.
What if my shares are held in "street name" by a broker?
If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to any "non‑discretionary" items.  In the case of non-discretionary items, the shares will be treated as "broker non-votes."  Whether an item is discretionary is determined by the exchange rules governing your broker.  It is expected that the ratification of the appointment of Dixon Hughes Goodman LLP will be considered a discretionary item and that the election of directors will be considered a non-discretionary item.
What if I hold shares through an account under the HomeTrust Bank KSOP?
Each participant in the HomeTrust Bank KSOP (the "KSOP") may instruct the KSOP trustee how to vote the shares of common stock held in the participant's KSOP account.  If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant's shares in accordance with the instructions.  Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares "FOR" the election of the director nominees named in this proxy statement and "FOR" the ratification of the appointment of Dixon Hughes Goodman LLP.  In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the shares of common stock held in the participant's KSOP account, and in the case of shares held by the KSOP but not allocated to any participant's account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting the shares held in their KSOP accounts with respect to each proposal.
How many shares must be present to hold the meeting?
A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of the Company's common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non‑votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?
If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.  An adjournment will have no effect on the business that may be conducted at the meeting.
How do I vote?
1.  You may vote by mail.  If you properly complete and sign the proxy card, it will be voted in accordance with your instructions.
2.  You may vote by telephone.  If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card.  If you vote by telephone, you do not have to mail in your proxy card.
3.  You may vote on the internet.  If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote on the internet by following the instructions included on the proxy card.  If you vote on the internet, you do not have to mail in your proxy card.
4.  You may vote in person at the meeting.  If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the Company's common stock on October 4, 2016, the record date for voting at the annual meeting.
Can I vote by telephone or on the internet if I am not a registered stockholder?
If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the internet.
Can I change my vote after I submit my proxy?
If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:
•	signing another proxy with a later date;
•	voting by telephone or on the internet -- your latest telephone or internet vote will be counted;
•	giving written notice of the revocation of your proxy to the Corporate Secretary of the Company prior to the annual meeting; or
•	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.
What if I do not specify how my shares are to be voted?
If you are a registered stockholder and you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:
•	FOR the election of the three director nominees named in this proxy statement; and
•	FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the Company's independent auditors for the fiscal year ending June 30, 2017.

Will any other business be conducted at the annual meeting?
The Board of Directors knows of no other business that will be conducted at the meeting.  If any other business properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.
How many votes are required to approve the proposals?
Director nominees who receive the highest number of votes for the positions to be filled will be elected.   The ratification of the appointment of Dixon Hughes Goodman LLP as the Company's independent auditors requires the affirmative vote of a majority of the votes cast on the matter.
How will withheld votes and abstentions be treated?
If you withhold authority to vote for one or more director nominees or if you abstain from voting on the ratification of the appointment of the Company's independent auditors, your shares will still be included for purposes of determining whether a quorum is present.  If you abstain from voting on the ratification of the appointment of the Company's independent auditors, your shares will be not be included in the number of shares voting on that proposal and, consequently, your abstention will have no practical effect on that proposal.
How will broker non‑votes be treated?
Shares treated as broker non‑votes on one or more proposals will be included for purposes of calculating the presence of a quorum.  Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal.  Consequently, any broker non-votes will have the following effects:
Proposal 1	Broker non-votes will have no effect on the election of directors.

Proposal 2
Broker non-votes will not be counted in determining the number of shares necessary for the ratification of the appointment of the Company's independent auditors and will, therefore, reduce the absolute number, but not the percentage, of the affirmative votes required for the approval of that proposal.

Who can I call if I have questions?
If you have any questions, you can call Teresa White, Executive Vice President, Chief Administration Officer and Corporate Secretary, at 828-350-4808.

STOCK OWNERSHIP
As of October 4, 2016, there were 17,999,150 shares of the Company's common stock outstanding.  The following table sets forth, as of October 4, 2016, certain information as to the only person known by management to be the beneficial owner of more than five percent of the outstanding shares of our common stock:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

HomeTrust Bank KSOP 10 Woodfin Street Asheville, North Carolina 28801	1,247,646	(1)	6.93%
_______________
(1)
Each KSOP participant may instruct the KSOP trustee how to vote the shares of common stock held in the participant's KSOP account.  In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the shares of common stock held in the participant's KSOP account, and in the case of shares held by the KSOP but not allocated to any participant's account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting the shares held in their KSOP accounts with respect to each proposal.

The following table sets forth, as of October 4, 2016, certain information as to the shares of common stock beneficially owned by our directors and named executive officers and by all directors and executive officers as a group.  The address of each person in the table is: c/o HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801.
Name	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(6)

H. Stanford Allen	42,476	(3)	0.24
Sidney A. Biesecker	56,869	(3)	0.32
Robert. G. Dinsmore, Jr.	34,100		0.19
J. Steven Goforth	48,100		0.27
Keith J. Houghton	8,563		0.05
Robert E. James, Jr.	2,000		0.01
Laura C. Kendall	3,000		0.02
Craig C. Koontz	56,496		0.31
Larry S. McDevitt	43,960		0.24
F.K. McFarland, III	50,700	(4)	0.28
Peggy C. Melville	58,100		0.32
Howard L. Sellinger	99,325	(3)	0.55
Anderson L. Smith	7,393		0.04
Dana L. Stonestreet	397,096	(3)(5)	2.19
Tony J. VunCannon	107,682	(3)	0.60
C. Hunter Westbrook	86,993	(3)	0.48
Richard T. Williams	2,000		0.01
Directors and Executive Officers as a Group (19 persons)	1,186,551	(3)	6.40
_______________
(1)
Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.

(2)
Included in the shares beneficially owned by the directors and executive officers are options to purchase shares of the Company's common stock which are currently exercisable or which will become exercisable within 60 days after October 4, 2016, as follows: Mr. Allen – 24,000 shares; Mr. Biesecker – 24,000 shares; Mr. Dinsmore – 20,000 shares; Mr. Goforth – 24,000 shares; Mr. Houghton – 4,000 shares; Mr. Koontz – 24,000 shares; Mr. McDevitt – 24,000 shares; Mr. McFarland – 24,000 shares; Ms. Melville – 24,000 shares; Mr. Sellinger –

54,000 shares; Mr. Stonestreet – 126,000 shares; Mr. VunCannon – 54,000 shares; Mr. Westbrook – 54,000 shares; and all directors and executive officers as a group –536,000 shares.
(3)
Includes shares held in KSOP accounts, as follows: Mr. Allen – 1,543 shares; Mr. Biesecker – 2,020 shares; Mr. Smith – 1,083 shares; Mr. Stonestreet – 64,796 shares; Mr. Westbrook – 2,984 shares; Mr. VunCannon – 23,925 shares; Mr. Sellinger – 17,630 shares; Mr. Houghton – 563 and all directors and executive officers as a group – 118,522 shares.

(4)	Includes 3,800 shares held by Mr. McFarland's spouse.
(5)	Includes 30,000 shares held by Mr. Stonestreet's spouse.
(6)
Shares subject to options which are currently exercisable or which will become exercisable within 60 days after October 4, 2016 are deemed outstanding for purposes of calculating the percentage ownership of the person holding those options, but are not treated as outstanding for purposes of calculating the percentage ownership of any other person.

PROPOSAL I
 ELECTION OF DIRECTORS
The Company's Board of Directors currently consists of 13 members but will be reduced to 11 members upon the retirement of H. Stanford Allen and Anderson L. Smith as directors effective upon the commencement of the annual meeting.  Approximately one-third of the Company's directors are elected annually.  Directors of the Company are elected to serve for a three-year term or until their respective successors are elected and qualified.
The following table sets forth certain information regarding the composition of the Company's Board of Directors, including each director's term of office.  The Board of Directors, acting on the recommendation of the Governance and Nominating Committee, has recommended and approved the nominations of J. Steven Goforth, Dana L. Stonestreet and Laura C. Kendall to serve as directors, each for a term of three years to expire at the annual meeting of stockholders to be held in fiscal 2020, following the Company's fiscal year ending June 30, 2019.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for a nominee is withheld) will be voted at the annual meeting FOR the election of these director nominees.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend, acting on the recommendations of the Governance and Nominating Committee.  At this time, the Board of Directors knows of no reason why any nominee might be unable to serve if elected.  Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.
Name	Age(1)	Position(s) Held in the Company and the Bank	Director Since(2)	Term of Office Expires in Fiscal

NOMINEES

J. Steven Goforth	71	Director	2002	2020
Laura C. Kendall	64	Director	2016	2020
Dana L. Stonestreet	62	Chairman, President and Chief Executive Officer	2007	2020

DIRECTORS REMAINING IN OFFICE

Robert E. James, Jr.	65	Director	2016	2018
Craig C. Koontz	66	Director	2010	2018
F. K. McFarland, III	59	Director	2003	2018
Sidney A. Biesecker	65	Director	2010	2019
Robert G. Dinsmore, Jr.	71	Director	2012	2019
Larry S. McDevitt	74	Director	1987	2019
Peggy C. Melville	72	Director	2006	2019
Richard T. Williams	63	Director	2016	2019
________________
(1)	As of June 30, 2016.
(2)	Includes service as a director of the Bank.

Business Experience and Qualifications of Our Directors

The Board believes that the years of service that many of our directors have with us is one of their most important qualifications for service on our Board.  This service has given them extensive knowledge of the banking business and of the Company.  Furthermore, their service on our Board committees, especially in areas of audit, risk management and compensation, is critical to their ability to oversee the management of the Company by our executive officers.  Service on the Board by our Chief Executive Officer is critical to aiding the outside directors' understanding of the issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience of each of our directors for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that further supports his or her service as a director are set forth below. Unless otherwise indicated, each director has held his or her current position for the past five years.
J. Steven Goforth.  Since 1965, Mr. Goforth has served as President of Southco Industries, Inc., Shelby, North Carolina, which manufactures forestry truck bodies, serves as a dealer for truck equipment manufacturers and provides material handling products for the custom steel fabrication industry.  Mr. Goforth has served as a director of Shelby Savings Bank since 1988.  Mr. Goforth became a director of HomeTrust Bank in 2002.
As the owner and operator of several businesses outside of the banking industry, Mr. Goforth brings a different perspective to the Board.
Laura C. Kendall. Ms. Kendall is a Senior Managing Director at Aurora Management Partners and has over 30 years of financial and management experience. She has been with Aurora Management Partners since 2013 and prior to that worked in numerous leadership roles with Tanner Companies LLC (President 2008-2013; Chief Operating Officer 2006-2008; and Chief Financial Officer 2003-2006), CFOdynamics LLC (CEO 2002-2003), Delhaize America, Inc. (CFO 1999-2002), and its subsidiary, Food Lion, Inc. (CFO 1997-2002), F&M Distributors, Inc. (CFO 1988-1996), and Perry Drug Stores, Inc. (VP of Finance 1986-1988). Ms. Kendall also holds her CPA license and is a member of the American Institute of CPAs as well as the National Association of Corporate Directors. She is a previous member of the Board of Directors at Bank of Commerce and of Charles & Colvard (2003-2011).  Ms. Kendall joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.
Ms. Kendall's broad business background and accounting expertise make her a valued member of the Board.
Dana L. Stonestreet.  As part of the CEO succession plan for HomeTrust Bancshares and HomeTrust Bank, Mr. Stonestreet, who had been serving as President and Chief Operating Officer and as a director of HomeTrust Bank since 2008 and as President and Chief Operating Officer of HomeTrust Bancshares since HomeTrust Bank's mutual-to-stock conversion, became President and Co-Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank effective July 1, 2013 and Chairman, President and Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank effective November 25, 2013.  Mr. Stonestreet joined HomeTrust Bank in 1989 as its Chief Financial Officer and was promoted to Chief Operating Officer in 2003.  Mr. Stonestreet began his career with Hurdman & Cranston (an accounting firm that was later merged into KPMG) as a certified public accountant.  Mr. Stonestreet serves as a director of the HUB Community Economic Development Alliance Board.  In addition, Mr. Stonestreet has served as a director and chairman of the Asheville Area Chamber of Commerce and as a director of United Way, RiverLink, the YMCA, the North Carolina Bankers Association and other community organizations.
Mr. Stonestreet's 27 years of service with HomeTrust Bank gives him in-depth knowledge of nearly all aspects of its operations.  Mr. Stonestreet's accounting background and prior service as HomeTrust Bank's Chief Financial Officer also provide him with a strong understanding of the various financial matters brought before the Board.
Robert E. James, Jr.  Mr. James has over 41 years of experience in the banking industry and is currently President of Robert E. James Advisors, LLP.  In this capacity he works with CEOs and other executives of public and private companies to improve company performance and their leadership skills.  Since 2012, he has also worked for Grant Thornton LLP as a Senior Advisor in their Banking and Securities Industry Practice. Prior to 2012, he worked for Fifth Third Bank, North Carolina (President and CEO 2008-2012), First Charter Corporation (President and CEO 2004-2008; Chief Banking Officer 1999-2004), and Centura Banks, Inc. (Executive Vice President 1989-1999). He is a current board member for UNC Chapel Hill - Board of Visitors, and Salvation Army, Charlotte Area Command, and is a member of the National Association of Corporate Directors. In addition, he has served as Vice-Chair for the Board of Directors of Fifth Third Bank, North Carolina (2011-2014), served on the Board of Directors of the North Carolina Bankers Association (Chair 2007-2008) and is Chairman of the Church Council for Providence United Methodist Church in Charlotte.  Mr. James joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.
Mr. James's many years of experience in the banking industry, including having served as a CEO and in other senior executive positions, make him a valuable member of the Board.

Craig C. Koontz.  In June 2016, Mr. Koontz retired as Eastern Region Director of Information Technology of Atrium Windows and Doors, Inc., a manufacturer of residential vinyl and aluminum windows and patio doors, a position he held since 2011.  Prior to being promoted to that position, Mr. Koontz served as IT Director for Atrium's North Carolina operations since 2002.  From 1999 to 2002, Mr. Koontz served as Corporate IT Project Manager for Lifestyle Furnishings International, and from 1978 to 1999 served as Vice President of Information Technology and Customer Service for Lexington Furniture Industries.  In addition, Mr. Koontz currently serves as an elder of Lexington's First Presbyterian Church and volunteers for Crisis Ministry of Davidson County.  Mr. Koontz has also served as President of the Lexington Rotary Club, President of Hospice of Davidson Country, and Chairman of the Lexington City Board of Education.  Mr. Koontz has served as a director of Industrial Federal Bank since 1990.  Mr. Koontz became a director of HomeTrust Bank in 2010.
Mr. Koontz has worked in the information technology field for over 40 years, 35 of which involved supporting systems that provide information used in financial reporting systems.  This has given Mr. Koontz a sound understanding of internal and external auditing matters, especially with regard to information technology.  Coupled with his knowledge of and experience with information technology matters in general, this has made Mr. Koontz a valued member of the Board.
F.K. McFarland, III. Since 1994, Mr. McFarland has served as President of McFarland Funeral Chapel, Inc.  Mr. McFarland has served on a number of other community boards, including the board of trustees of St. Luke's Hospital, the zoning board for Tryon, North Carolina, the Hospice of the Carolina Foothills, the Polk County, North Carolina Chamber of Commerce, the American Cancer Society – Polk County Unit (as Chairman) and the Forbes Foundation and the McAlister Foundation, which are both philanthropic organizations.  Mr. McFarland joined the Board of Directors of HomeTrust Bank in 2003.
Mr. McFarland adds value to the Board through his experience as a small business owner and operator for over 30 years and his strong ties to the local community from his other board service.
Sidney A. Biesecker.  On January 31, 2015, Mr. Biesecker retired as Senior Vice President of HomeTrust Bank and President for HomeTrust Bank's Industrial Federal Bank division, positions he had held since HomeTrust Bank's acquisition of Industrial Federal Bank in February 2010.  Prior to the acquisition, Mr. Biesecker held various officer positions for Industrial Federal Bank since 1974, including President and Chief Executive Officer since 1990.  Mr. Biesecker has served as a director of Industrial Federal Bank since 1992.  Mr. Biesecker was appointed to the Board of Directors of HomeTrust Bank in 2010.  Mr. Biesecker has served on the boards and committees of numerous community organizations.
From over 40 years working for Industrial Federal Bank, Mr. Biesecker brings to the Board extensive knowledge of nearly all areas of banking operations and experience in all aspects of risk management.
Robert G. Dinsmore, Jr.  Mr. Dinsmore was appointed as a director of HomeTrust Bancshares in August 2012 and became a director of HomeTrust Bank in November 2012.  Mr. Dinsmore is a certified public accountant and worked in various roles for KPMG for nearly 30 years, retiring as a partner in 1999.  Subsequent to that, Mr. Dinsmore worked as a consultant on general corporate matters and on U.S. and international tax and merger and acquisition matters for Zellweger Luwa, AG, a multi-national equipment manufacturer and air engineering services company based in Zurich, Switzerland (from 1999 to 2008), and for Bahnson Holdings, Inc., a specialty engineering, manufacturing and mechanical contracting company based in Winston-Salem, North Carolina (from 2008 to 2011).  From 2001 until it was acquired by another company in 2009, Mr. Dinsmore served as a director and audit committee chair of American Community Bancshares, Inc., the publicly held parent of Monroe, North Carolina-based American Community Bank.
Mr. Dinsmore's background as a certified public accountant and his other business experience, including having previously served as a director and audit committee chair in the banking industry, are of great benefit to our Board of Directors.
Larry S. McDevitt.  Mr. McDevitt is an attorney who has been in private practice in Asheville, North Carolina since 1968. He is the senior principal, and past President, of the Van Winkle Law Firm and is also the Managing Principal of its recently opened office in Charlotte, North Carolina; his Firm is not an affiliate of HomeTrust Bank. Mr. McDevitt has been involved in local government for over 35 years, having previously served as Mayor of Asheville, as an Asheville City Councilman, and as County Attorney for Buncombe County. Mr. McDevitt became a director of HomeTrust Bank in 1987 and currently serves as Vice Chair and Lead Director.
Mr. McDevitt brings to the Board both a strong legal background and deep ties to the community from his prior service in local government. While his principal focus as an attorney is civil litigation, he has also had significant experience in representing businesses in corporate matters, antitrust issues, and mergers and acquisitions. In addition, he has headed or managed organizations, agencies, or governments with budgets involving millions of dollars. These experiences enable him to understand and deal effectively with the issues faced by the Bank.
During his career, Mr. McDevitt has been recognized by his peers through designations or elections to the American College of Trial Lawyers, The International Society of Barristers, American Corporate Counsel, Best Lawyers in America, Super Lawyers, and Legal Elite. He was also elected President of the North Carolina Bar Association, President of the University of North Carolina Law School Alumni Association, Chair of the North Carolina State Bar IOLTA Board, and for eleven years North Carolina's sole State Delegate to the American Bar Association.
Peggy C. Melville.  Ms. Melville retired as Senior Vice President and Chief Administration Officer of HomeTrust Bank in 2008, having joined the Bank in 1970.  Ms. Melville became a director of HomeTrust Bank in 2006 and served as Corporate Secretary of HomeTrust Bank until December 2011.  Ms. Melville has served as a leader and board member for numerous community organizations, including as Chair of the board of trustees of Haywood Community College, as a board member of Advantage West, a regional economic development partnership for Western North Carolina, as a board member of the Pigeon River Fund and as a former board member of Western North Carolina Tomorrow.  Ms. Melville has further contributed to the community by participating as President of the Haywood County Chamber of Commerce, as President of the Haywood County Schools Foundation, and as a board member of Folkmoot, North Carolina's International Folk Festival.
From her 38 years of working for HomeTrust Bank, Ms. Melville has invaluable institutional knowledge of HomeTrust Bank's operations and its history, which serve her well as a Board member.
Richard T. Williams.  Mr. Williams recently retired as Vice President ("VP") of Corporate Community Affairs at Duke Energy Corporation and President of the Duke Energy Foundation.  Over his 37-year career at Duke Energy Corporation, he held various leadership roles which included VP of Environmental, Health & Safety (2008-2012), VP of Enterprise Field Services (2006-2008), VP of Diversity & Talent Management (2004-2006), VP of Diversity, Ethics & Compliance and Chief Compliance Officer, (2002-2004), and VP of Business & Community Relations (1997-2002).  He is a current board member for Carolinas HealthCare System, Central Piedmont Community College, National Association of Corporate Directors – Carolinas Chapter, Hope Haven, Inc., and Communities in School of NC. In addition, he has served on various other boards throughout his career, including UNC Chapel Hill - Board of Trustees (Chair 2003-2005), Chapel Hill Chamber of Commerce (Chair 1995-1996), UNC General Alumni Association (Chair 2002), Durham Chamber of Commerce (Chair 2002), Greater Charlotte YMCA (Chair 2011-2013), The Mint Museum (Chair 2011-2013), and Bank of Commerce (2008-2014). Additionally, he was named one of this year's "Heroes of the Fortune 500" for good works by employees of the nation's largest companies. Fortune magazine recognized Mr. Williams for helping create Project LIFT to improve the performance of public schools in Charlotte (Co-Chair 2011-Present).  North Carolina's Governor also conferred the Order of the Long Leaf Pine on Mr. Williams, one of North Carolina's most prestigious honors. Mr. Williams joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.
Mr. Williams brings to the Board extensive business experience gained from a variety of leadership roles within a large organization, as well as strong ties to the local community.
Executive Officers Who Are Not Also Directors
Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.  Each executive officer's age is as of June 30, 2016.
C. Hunter Westbrook.  Mr. Westbrook, age 53, has served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Banking Officer of HomeTrust Bank since June 2012.  Mr.

Westbrook also holds these positions with HomeTrust Bancshares.  He began his career in banking with TCF Bank in Minneapolis and later joined TCF National Bank Illinois as Senior Vice President of Finance.  In 2004 he was promoted to Executive Vice President of Retail Banking for Illinois, Wisconsin and Indiana markets that included 250 branches and $4 billion in deposits.  He also served as President and Chief Executive Officer of First Community Bancshares in Texas, from 2006 to 2008, where he was responsible for repositioning the bank's retail operating model and implemented the bank's retail and corporate lending product offerings.  In his most recent role, Mr. Westbrook served as Executive Vice President and Chief Operations Officer from 2008 to 2010 and as President and Chief Executive Officer from 2010 to 2012 of Second Federal Savings and Loan Association of Chicago, where he significantly grew core operating revenue, net checking account balances, and repositioned the bank's entire product line.
Tony J. VunCannon.  Mr. VunCannon, age 51, is a certified public accountant and has served as Executive Vice President (Senior Vice President prior to December 22, 2014), Chief Financial Officer and Treasurer of HomeTrust Bank since July 2006. From March 1997 to June 2006, Mr. VunCannon served as Vice President and Treasurer of HomeTrust Bank and from April 1992 to February 1997, Mr. VunCannon served as Controller of HomeTrust Bank.  In addition, Mr. VunCannon has served as Executive Vice President (Senior Vice President prior to December 22, 2014), Chief Financial Officer and Treasurer of HomeTrust Bancshares since HomeTrust Bank's mutual-to-stock conversion.  Previously, Mr. VunCannon was employed by KPMG in Charlotte, North Carolina.
Howard L. Sellinger.  Mr. Sellinger, age 63, has served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Information Officer of HomeTrust Bank since July 2006.  Mr. Sellinger joined HomeTrust Bank in 1975 as a management trainee.  Mr. Sellinger was the office manager of the Skyland office from 1976 to 1978. He also served as head of mortgage loan operations with loan approval authority, head of loan servicing with workout approval authority and was responsible for regulatory compliance in lending and deposit operations for many years. In 1988, he was named Operations Manager and was promoted to Vice President and Chief Information Officer in 1997.  In addition, Mr. Sellinger has served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Information Officer of HomeTrust Bancshares since HomeTrust Bank's mutual-to-stock conversion.
Keith J. Houghton.  Mr. Houghton, age 54, has served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Credit Officer of HomeTrust Bank since March 2014. Mr. Houghton has more than 25 years of experience in the banking industry.  For nearly 17 years, he held a variety of senior positions in the credit and lending areas with StellarOne Corporation, a Charlottesville, VA-based bank holding company with approximately $3 billion in assets, and its predecessors, until the sale of StellarOne to another bank in January 2014.  The most recent of those positions was Chief Credit Risk Officer, which Mr. Houghton held since 2007.
R. Parrish Little. Mr. Little, age 48, joined HomeTrust Bank in March 2015 as Executive Vice President and Chief Risk Officer.  Mr. Little has more than 25 years of experience in the financial services industry serving in internal audit and risk management leadership positions. He began his career in banking with Citizens & Southern National Bank (Bank of America) in Columbia, S.C. as an auditor.  In 1995 he managed and led audit initiatives with Fleet Financial Group's (Bank of America) mortgage lending operations. He served in several leadership roles with Bank of America in Greensboro and Charlotte, N.C. from 1997 to 2007, during which time he was promoted to Senior Vice President. He joined First Citizens Bank and Trust in Columbia, South Carolina in 2008 as Director of Risk Management. In his most recent role there, which he held prior to joining HomeTrust Bank, he served as Chief Audit Executive of First Citizens Bank and Trust and directed the Internal Audit team.
Teresa White.  Ms. White, age 59, has served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Administration Officer of HomeTrust Bank since May 2011.  Ms. White was also appointed as Corporate Secretary of HomeTrust Bank in December 2011.  In addition, Ms. White has served as Executive Vice President (Senior Vice President prior to December 22, 2014), Chief Administration Officer and Corporate Secretary of HomeTrust Bancshares since HomeTrust Bank's mutual-to-stock conversion.  Prior to joining HomeTrust Bank, since 2006, Ms. White served as Senior Vice President, Chief of Human Resources and Training Officer for Capital Bank, Raleigh, North Carolina, a publicly held community bank with approximately $1.7 billion in assets.  From 2005 to 2006, Ms. White served as Director, Corporate Human Resources, for Nash Finch Company, Edina, Minnesota, a leading food retail and distribution company.  From 2002 to 2005, Ms. White served as Director of Human Resources for ConAgra Foods Snack Foods Group, Edina, Minnesota, a division of ConAgra Foods.

Director Independence
The Company's Board of Directors has determined that the following directors, constituting a majority of the Board, are "independent directors," as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market ("NASDAQ"): Dinsmore, Goforth, James, Kendall, Koontz, McFarland, Melville, McDevitt and Williams.
Board Leadership Structure and Role in Risk Oversight
Leadership Structure. We currently combine the positions of Chief Executive Officer and Chairman into one position. We believe that this structure is appropriate because of the primarily singular operating environment of the Company and HomeTrust Bank, with our predominant focus on being a provider of retail financial services. Having the Chief Executive Officer and Chairman involved in the daily operations of this focused line of operations improves the communication between management and the Board and ensures that the Board's interest is represented in our daily operations, particularly with regard to risk management. Because the Chairman and Chief Executive Officer positions are currently combined, the Board of Directors decided to designate a non-management director (currently Director McDevitt) to serve as lead director. The lead director is responsible for presiding over executive sessions of the non-management directors held outside the presence of the Chairman, and for serving as a liaison between the non-management directors and the Chairman.
Role in Risk Oversight. Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board has delegated the oversight of certain risk areas to certain committees of the Board. The responsibilities of the Audit, Compliance and Enterprise Risk Management Committee of the Board of Directors (the "ACER Committee") include enterprise risk management, which encompasses the primary risks faced by HomeTrust Bank in its operations.  The responsibilities of the Compensation Committee of the Board of Directors include the consideration of risks in connection with incentive and other compensation programs. See "—Board Meetings and Committees." These committees regularly provide reports of their activities and recommendations to the full Board. In addition, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk that we face.
Board Meetings and Committees
The current members of the Boards of Directors of the Bank and the Company are identical.  Meetings of the Company's and the Bank's Boards of Directors are generally held on a monthly basis.  During the fiscal year ended June 30, 2016, the Board of Directors of the Company held 12 meetings and the Board of Directors of the Bank held 12 meetings.  During fiscal year 2016, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served during the period in which he or she served.
The Company's Board of Directors has the following standing committees, which are summarized below: ACER; Compensation; Executive; Governance and Nominating; and Investment.
Audit, Compliance and Enterprise Risk Management (ACER) Committee.  The ACER Committee is currently comprised of Directors Dinsmore (Chairman), Goforth, Kendall, Koontz, McFarland and Melville, each of whom is "independent," as independence for audit committee members is defined in the NASDAQ Marketplace Rules.  The Company's Board of Directors has determined that each of Mr. Dinsmore and Ms. Kendall is an "audit committee financial expert," as defined in Item 407(d)(5) of SEC Regulation S-K.
The ACER Committee operates under a written charter adopted by the Company's Board of Directors, a copy of which is available on the Company's website, located at www.hometrustbanking.com, by clicking "Investor

Relations" and then "Governance Documents."  The ACER Committee is appointed by the Company's Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to: the integrity of the Company's consolidated financial statements and the accounting and financial reporting processes; the systems of internal accounting and financial controls; compliance with legal and regulatory requirements and the Company's policies; the annual independent audit of the Company's consolidated financial statements and internal control over financial reporting; the independent auditors' qualifications and independence; the performance of the Company's internal audit department and independent auditors; the implementation and enforcement of the Company's risk management policies and procedures; and any other areas of potential financial risk to the Company specified by its Board of Directors.  The ACER Committee also is responsible for hiring, retaining and terminating the Company's independent auditors.  In addition, the ACER Committee reviews, at least annually, the Company's Code of Ethics and Conduct and if appropriate, make recommendations for Board approval with respect to modifications or enhancements to the Code, and consider requested waivers from the Code, if any, for directors and executive officers.  The ACER Committee met 11 times in fiscal 2016.
Compensation Committee.  The Compensation Committee is currently comprised of Directors Koontz (Chair), Dinsmore, Goforth and James, each of whom is an "independent director," as that term is defined in the NASDAQ Marketplace Rules.  The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the Company's compensation and benefit programs.  The Compensation Committee also is responsible for:
•	reviewing from time to time the Company's compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;
•
overseeing the evaluation of management, and recommending to the Board the compensation for executive officers, including salary, bonus, short-term incentives, long-term incentives and all other forms of compensation, including participation in tax-qualified and non-qualified benefit plans.  This includes evaluating performance following the end of incentive periods and setting specific awards for executive officers;

•	reviewing and setting the amount of the Company's matching and profit sharing contributions under the 401(k) plan each year;
•	performing such duties and responsibilities as may be assigned to the Committee under the terms of any executive or employee compensation plan;
•
reviewing annually all employment contracts with the Company's executive officers and recommend to the Board the amendment, extension or termination of such contracts as deemed appropriate, and consider any proposed new employment contracts with executive officers;

•	periodically reviewing and setting the appropriate level of compensation and the appropriate mix of cash compensation and equity compensation for Board and Board committee service; and
•	oversee succession planning for the Company's executive management team.
The Compensation Committee operates under a formal written charter, a copy of which is available on the Company's website, located at www.hometrustbanking.com, by clicking "Investor Relations" and then "Governance Documents."  In fiscal year 2016, the Compensation Committee met six times.
The charter of the Compensation Committee authorizes the committee to retain a consultant to assist the committee in carrying out its responsibilities.  Pursuant to this authority, the Compensation Committee retained the consulting firm of Pearl Meyer & Partners.  For additional information regarding the role of Pearl Meyer & Partners, see "Executive Compensation—Compensation Discussion and Analysis-Role of Compensation Consultant."
The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee.  For a discussion of the role of executive officers in setting executive pay, see "Executive Compensation—Compensation Discussion and Analysis-Role of Executive Officers in Determining Compensation."
Executive Committee.  The Executive Committee is currently comprised of Directors McDevitt (Chairman), Dinsmore, Koontz and Stonestreet.  The Executive Committee meets on an as needed basis and is authorized to exercise the power of the Board of Directors between Board meetings, to the extent permitted by applicable law.  The Executive Committee met once during fiscal year 2016.
Governance and Nominating Committee. The Governance and Nominating Committee is currently comprised of Directors McDevitt (Chairman), James, Melville and Williams, each of whom is an "independent director," as that term is defined in the NASDAQ Marketplace Rules.  The Governance and Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors.  Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee.  The nominees for election at the annual meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee.
The Governance and Nominating Committee operates under a formal written charter adopted by the Board, a copy of which is available on the Company's website, located at www.hometrustbanking.com, by clicking "Investor Relations" and then "Governance Documents."   The Governance and Nominating Committee has the following responsibilities under its charter:
•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
•
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company's charter and bylaws relating to the nomination or appointment of directors, giving consideration to the candidate's particular experience, qualifications, attributes or skills in view of the following criteria, as applicable: honesty/integrity/reputation; commitment to the long-term success of the Company and stock ownership; right fit/collaborative leader/builds consensus/team builder; commitment and time to fulfill responsibilities; ability to read and understand financial statements; expertise in strategic thinking and planning; diversity of Board members; financial management expertise; understanding and knowledge of banking industry and trends; bank accounting expertise, experience as a CPA/CFO/auditor/other relevant experience and/or meets SEC "Audit Committee Financial Expert" definition; director/senior executive of a company comparable in size and/or complexity to the Company (or larger) with recent operating experience; experience with mergers / acquisitions; expertise in technology, including e-commerce and business continuity planning; expertise in enterprise risk management; and experience as a human resources executive or related experience in culture change, recruiting and retaining talent.  The Committee considers these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board's goal of maintaining diversity of backgrounds and experience among its members;

•
review nominations submitted by stockholders that have been addressed to the Company's Corporate Secretary and that comply with the requirements of the Company's charter and bylaws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	determine the criteria for the selection of the Chairperson and Vice Chairperson/Lead Director of the Board and make recommendations to the Board for these positions;
•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary;
•
recommend to the Board a set of corporate governance principles applicable to the Corporation, perform a review of those principles at least annually and perform the responsibilities assigned to the Committee under those principles. Implement other policies regarding corporate governance matters as deemed necessary or appropriate;

•	oversee an annual performance evaluation of the Board;
•	recommend advisory directors and emeritus directors; and
•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.
Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures.  Pursuant to the Company's bylaws, nominations for directors by stockholders must be made in writing and received by the Corporate Secretary of the Company at the Company's principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days' notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company's bylaws.
The Governance and Nominating Committee met four times during fiscal year 2016.
Investment Committee.  The Investment Committee is currently comprised of Directors Biesecker (Chairman), Allen, Goforth and McFarland.  The Investment Committee is responsible for the approval of the Company's investment strategies and for monitoring the Company's investment performance.   During fiscal 2016, the Investment Committee met twice.
Stockholder Communications with Directors
Stockholders may communicate with the Board of Directors by writing to: Teresa White, Executive Vice President, Chief Administration Officer and Corporate Secretary, HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801.
Board Member Attendance at Annual Stockholder Meetings
Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances.  Each person then serving as a director attended the Company's last annual meeting of stockholders.

Director Compensation
The current members of the Boards of Directors of the Bank and the Company are identical.  The following table sets forth certain information regarding the compensation earned by each individual who served on the Company's Board of Directors during fiscal 2016 for his or her service as a director.
Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(6)	Option Awards ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensa- tion ($)(9)	Total ($)

H. Stanford Allen(1)	$33,350	---	---	---	---	$33,350
Sidney A. Biesecker(1)	$33,350	---	---	---	---	$33,350
Robert G. Dinsmore, Jr.	$43,850	---	---	$383	---	$44,233
William T. Flynt(1) (2)	$14,550	---	---	$6,342	$12,696	$33,588
J. Steven Goforth	$39,300	---	---	$3,228	$31,170	$73,698
Robert E. James, Jr. (3)	$23,900	---	---	---	---	$23,900
Laura C. Kendall(3)	$25,700	---	---	---	---	$25,700
Craig C. Koontz	$39,475	---	---	$22,260	---	$61,735
Larry S. McDevitt	$42,250	---	---	$690	$73,464	$116,404
F.K. McFarland, III	$34,900	---	---	$12,325	---	$47,225
Peggy C. Melville(1)	$38,200	---	---	$9,004	---	$47,204
Robert E. Shepherd, Sr.(2)	$16,025	---	---	$1,060	$20,400	$37,485
Anderson L. Smith(4)	$5,750	---	---	---	---	$5,750
Dana L. Stonestreet(5)	---	---	---	---	---	---
Richard T. Williams(3)	$23,300	---	---	---	---	$23,300
_______________
(1)
Each of Messrs. Allen, Biesecker and Flynt and Ms. Melville are former employees of HomeTrust Bank.  Information regarding compensation provided to them during fiscal 2016 for their service as former employees is provided under "Transactions with Related Persons."

(2)	Each of Messrs. Flynt and Shepherd retired as a director of the Company and the Bank on November 30, 2015.
(3)
Each of Mr. James, Ms. Kendall and Mr. Williams became a director of the Company and the Bank on April 1, 2016 after having served as an advisory director of the Company and the Bank since October 1, 2015. Their fees earned or paid in cash include fees for their service as advisory directors.

(4)
Mr. Smith became a director of HomeTrust Bancshares and HomeTrust Bank on May 31, 2014 upon completion of the merger of Jefferson Bancshares, Inc. with and into the Company (the "Jefferson Merger").  Mr. Smith was employed as East Tennessee Regional President of HomeTrust Bank until his retirement on May 31, 2016 but was not considered an executive officer.  Information regarding Mr. Smith's employment agreement with HomeTrust Bank and compensation provided to Mr. Smith during fiscal 2016 for his service as an employee is provided under "Transactions with Related Persons."

(5)
Compensation provided to Mr. Stonestreet during fiscal 2016 for his service as an executive officer is included in the summary compensation table, under "Executive Compensation-Summary Compensation Table."

(6)
As of June 30, 2016, each of Messrs. Allen, Biesecker, Flynt, Goforth, Koontz, McDevitt, McFarland and Shepherd and Ms. Melville held 5,640 unvested shares of restricted stock, Mr. Dinsmore held 7,050 unvested shares of restricted stock, Messrs. James, Smith and Williams and Ms. Kendall held no unvested (or vested) shares of restricted stock and Mr. Stonestreet held 33,800 unvested shares of restricted stock.

(7)
As of June 30, 2016, each of Messrs. Allen, Biesecker, Dinsmore, Flynt, Goforth, Koontz, McDevitt, McFarland and Shepherd and Ms. Melville held options to purchase 40,000 shares of common stock, Messrs. James, Smith and Williams and Ms. Kendall held no options to purchase shares of common stock and Mr. Stonestreet held an option to purchase 210,000 shares of common stock.

(8)
Includes the aggregate of (i) the change in the actuarial present value of the director's accumulated benefit under HomeTrust Bank's Director Emeritus Plan (the "Director Emeritus Plan") from June 30, 2015 to June 30, 2016 and (ii) above market interest on amounts deferred under HomeTrust Bank's non-qualified deferred compensation plan (the "Deferred Compensation Plan"), respectively, as follows: Mr. Allen – (i) $0 and (ii) $0; Mr. Biesecker – (i) $0 and (ii) $0; Mr. Mr. Dinsmore – (i) $0 and (ii) $383; Mr. Flynt – (i) $4,865 and (ii) $1,477; Mr. Goforth – (i) $(24,423), reflected as zero in the table per SEC rules, and (ii) $3,228; Mr. James – (i) $0 and (ii) $0; Mr. Kendall – (i) $0 and (ii) $0; Mr. Koontz – (i) $22,032 and (ii) $228; Mr. McDevitt – (i) $0 and (ii) $690; Mr. McFarland – (i) $11,892 and (ii) $433; Ms. Melville – (i) $8,356 and (ii) $648; Mr. Shepherd – (i) $0 and (ii) $1,060; Mr. Smith – (i) $0 and (ii) $0; Mr. Stonestreet – (i) $0 and (ii) $0; and Mr. Williams – (i) $0 and (ii) $0.  Messrs. Dinsmore, James, Smith, Stonestreet and Williams and Ms. Kendall currently do not participate in the Director Emeritus Plan.  For additional information, see "—Director Emeritus Plan."
The amounts for Mr. Flynt, Mr. McDevitt and Mr. Shepherd also include the change in the actuarial present value of his or her remaining accumulated benefit under his or her Retirement Payment Agreement (as defined below), as follows, in each case reflected as zero in the table per SEC rules: Mr. Flynt – $(10,246); Mr. McDevitt – $(53,011); and Mr. Shepherd – $(16,063).  Mr. Flynt, Mr. McDevitt, Ms. Melville and Mr. Shepherd are the only persons listed in the table who have Retirement Payment Agreements.  Compensation amounts for fiscal 2016 for Ms. Melville under her Retirement Payment Agreement are provided under "Transactions with Related Persons—Peggy C. Melville."

(9)
For each of Messrs. Flynt, McDevitt and Shepherd, includes payments under their respective Retirement Payment Agreements, as follows: Mr. Flynt - $6,696; Mr. McDevitt - $73,464; and Mr. Shepherd - $20,400. For Messrs. Flynt and Goforth, also includes distributions under the Director Emeritus Plan of $6,000 and $31,170, respectively.

Director Retainer and Fees
Prior to February 22, 2016, each non-employee director of HomeTrust Bank was paid an annual retainer of $7,000, plus $1,950 for each Board meeting attended and $600 for each Board committee meeting attended.  Effective February 22, 2016, the number of regular Board meetings per year was reduced from 12 to eight.  In conjunction with this change, the annual retainer was increased to $15,000 and the fee for attending Board meetings was increased to $2,000 per meeting; the fee for attending Board committee meetings remains $600 per committee meeting. For Board and Board committee meetings held by telephone, the fee amounts may be less depending on the duration of the meeting.  As a result of the increase in the annual retainer and the decrease in number of regular Board meetings, no fee will be paid for the first three special Board meetings held in person each fiscal year or for the first three special Board meetings held by telephone each fiscal year.  The chairmen of the ACER and Compensation Committees (currently Messrs. Dinsmore and Koontz) are paid additional annual retainers of $4,500 and $2,500, respectively, and the Vice Chairman and Lead Director (currently Mr. McDevitt) is paid an additional annual retainer of $7,500.  Directors who are also employees of HomeTrust Bank do not receive an annual retainer or other fees for serving on the Board.
Certain of the directors listed in the table under "Director Compensation" above serve on HomeTrust Bank Community Boards.  Mr. Goforth is a member of the HomeTrust Bank Community Board in Shelby, Mr. McFarland (Chairman) is a member of the HomeTrust Bank Community Board in Tryon, Messrs. Biesecker and Koontz are members of the HomeTrust Bank Community Board in Lexington, Mr. Allen is a member of the HomeTrust Bank Community Board in Cherryville, Messrs. Dinsmore and Williams and Ms. Kendall are members of the HomeTrust Bank Community Board in Charlotte and Ms. Melville (Chairman) is a member of the HomeTrust Bank Community Board, Haywood West.  During fiscal 2016, the directors of HomeTrust Bank who serve as community board members were not provided with additional compensation for such service.
Equity-Based Compensation
At the Company's annual meeting of stockholders held on January 17, 2013, its first meeting of stockholders following the July 2012 mutual-to-stock conversion of HomeTrust Bank, the Company's 2013 Omnibus Incentive Plan (the "Omnibus Plan") was approved.  The Omnibus Plan allows for the grant of stock options, stock appreciation rights, restricted stock, restricted share units and cash awards to eligible participants.  The Omnibus Incentive Plan is similar to equity-based incentive plans adopted by other newly converted thrift institutions.
In February 2013, each of the Company's directors at that time who are listed in the table under "Director Compensation" above other than Messrs. Dinsmore and Stonestreet was awarded an option to purchase 40,000 shares of Company common stock at an exercise price per share of $14.37 (the closing price of the Company's common stock on the date of grant), vesting in five equal annual installments beginning on the first anniversary of the grant date, and 14,100 shares of restricted stock, vesting in five equal annual installments beginning on the first anniversary of the grant date.  Mr. Stonestreet was awarded an option to purchase 210,000 shares of Company common stock, at the same exercise price and with the same vesting schedule as the options awarded to the other directors, and 84,500 shares of restricted stock, with the same vesting schedule as the restricted shares awarded to the other directors.  Mr. Dinsmore, who had fewer years of service than the other directors and first joined the Board in fiscal 2013, was awarded an option to purchase 20,000 shares, at the same exercise price and with the same vesting schedule as the options awarded to the other directors, and 7,050 shares of restricted stock, with the same vesting schedule as the restricted shares awarded to the other directors.  In March 2014, Mr. Dinsmore was awarded an option to purchase an additional 20,000 shares of Company common stock at an exercise price per share of $15.80 (the closing price of the Company's common stock on the date of grant), vesting in five equal annual installments beginning on the first anniversary of the grant date, and an additional 7,050 shares of restricted stock, vesting in five equal annual installments beginning on the first anniversary of the grant date.
Director Emeritus Plan
Under the Director Emeritus Plan, upon termination of service as a director other than for cause, a participating director becomes an emeritus director and is entitled to be paid a monthly director emeritus fee as set forth in his or her joinder agreement to the Director Emeritus Plan, for the benefit period specified in the joinder agreement.  Directors Allen, Biesecker, Smith and Stonestreet do not currently participate in the Director Emeritus Plan.  Directors Allen, Biesecker and Stonestreet are entitled to additional benefits under HomeTrust Bank's Executive Supplemental Retirement Income Plan (the "SERP") and Director Smith is entitled to additional benefits under the Amended and Restated Jefferson Federal Bank Supplemental Executive Retirement Plan (the "Jefferson SERP"), which was assumed by HomeTrust Bank in connection with the Jefferson Merger.  Mr. Allen's participation in the Director Emeritus Plan terminated during fiscal 2012 in exchange for an additional benefit under the SERP that is identical to the benefit he would have been entitled to under the Director Emeritus Plan.  See "Transactions with Related Persons—H. Stanford Allen."  Directors Dinsmore, James, Kendall and Williams  do not participate in the Director Emeritus Plan, and it is expected that no future director will participate in the Director Emeritus Plan.
The specific Director Emeritus Plan benefits of each of the directors and former directors listed in the table under "Director Compensation" above who currently participate in the Director Emeritus Plan are described below.  Each such participant is 100% vested in his or her benefits under the Director Emeritus Plan.
Directors Koontz and McDevitt and Former Director Shepherd.  Under their joinder agreements, each of Directors Koontz and McDevitt and Former Director Shepherd is entitled to a 20-year director emeritus benefit in the annual amount of $30,000, with such amount increasing 5% per year after the first year of the benefit period.
Directors Melville and McFarland.  Under their joinder agreements, each of Directors Melville and McFarland is entitled to a 20-year director emeritus benefit in the annual amount of $16,193, with such amount increasing 5% per year after the first year of the benefit period.  Ms. Melville, who retired from HomeTrust Bank as an employee in 2008, also is entitled to a benefit under the SERP.  See "Transactions with Related Persons-Peggy C. Melville."
Director Goforth.  Under his joinder agreement, Director Goforth is entitled to (i) a 20-year director emeritus benefit in the annual amount of $18,000, with such amount increasing 5% per year after the first year of the benefit period, and (ii) a 20-year director emeritus benefit, with the annual payout amount starting at $12,000 in Year 1 and increasing to $44,638 in Year 20.
Former Director Flynt.  Under his joinder agreement, Former Director Flynt is entitled to a 20-year director emeritus benefit, with the annual payout amount starting at $12,000 in Year 1 and increasing to $44,638 in Year 20.  Mr. Flynt, who retired from HomeTrust Bank as an employee in 2007, also is entitled to a benefit under the SERP.  See "Transactions with Related Persons-William T. Flynt."
Retirement Payment Agreements
HomeTrust Bank is a party to a retirement payment agreement ("Retirement Payment Agreement") with each of Directors McDevitt and Melville and former Directors Flynt and Shepherd pursuant to which each of them is entitled to a monthly retirement benefit for a ten-year period commencing at a designated age (age 70 for each person other than Director Melville and age 65 for Director Melville).  The retirement benefits are in consideration for each person's waiver of an agreed-upon amount of director fees (for each person other than Director Melville) or salary (in the case of Director Melville) for five years after entering into the Retirement Payment Agreement.  These benefits are funded by life insurance policies payable to HomeTrust Bank in the event of the person's death.  The Retirement Payment Agreements with Mr. Flynt, Mr. McDevitt, Ms. Melville and Mr. Shepherd were entered into in 1991, 1987, 1987 and 1988, respectively.  The (i) amount of compensation waived per month by each director and (ii) the monthly retirement benefit payable to each director are as follows: Mr. Flynt – (i) $100 and (ii) $558; Mr. McDevitt – (i) $800 and (ii) $6,122; Ms. Melville – (i) $200 and (ii) $1,190; and Mr. Shepherd – (i) $300 and (ii) $1,700.
Compensation amounts for fiscal 2016 for Messrs. Flynt, McDevitt and Shepherd under their respective Retirement Payment Agreements are included in the table under "Director Compensation" above.  The compensation amounts for fiscal 2016 for Ms. Melville under her Retirement Payment Agreement (which related to her prior service as an employee of HomeTrust Bank) are provided under "Transactions with Related Persons—Peggy C. Melville."

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction. In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our "named executive officers":
•	Dana L. Stonestreet, Chairman, President and Chief Executive Officer;
•	C. Hunter Westbrook, Executive Vice President and Chief Banking Officer;
•	Tony J. VunCannon, Executive Vice President, Chief Financial Officer and Treasurer;
•	Howard L. Sellinger, Executive Vice President and Chief Information Officer; and
•	Keith J. Houghton, Executive Vice President and Chief Credit Officer.
The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.
Executive Summary of Key Compensation Decisions. Our key compensation-related decisions during and subsequent to fiscal 2016 included the following:
•
increases in base salaries for fiscal 2016, effective October 5, 2015, based on the Compensation Committee's decision to increase the named executive officers' base salaries to between 95% and 113% of the 50th percentile of survey benchmark data;

•	the payment of cash awards under the Company's performance-based short-term incentive program based on performance during fiscal 2016; and
•	increases in base salaries for fiscal 2017, effective October 3, 2016.
Compensation Philosophy and Objectives.  The Compensation Committee of the Board of Directors administers our compensation and benefit programs.  The Compensation Committee is responsible for setting and administering the policies which govern executive compensation. Our current compensation philosophy is designed to:
•	attract the right people and retain top performers;
•	be competitive with other companies of similar size and complexity;
•	reward and motivate behaviors consistent with our culture and values;
•	inspire and motivate employees, both individually and as a team, to execute our vision, business strategy and drive for enduring customer satisfaction; and
•	differentiate rewards for our top performers through performance-based compensation.
While the primary components of our compensation program have been base salary and bonuses, the Compensation Committee also takes into account the full compensation package provided to the individual, including equity-based compensation, deferred compensation and retirement plan benefits, health benefits and other benefits.

In setting the named executive officers' compensation levels, the Compensation Committee typically reviews proxy statement data of compensation paid to the executive officers of other community banks and thrifts comparable to us in size.  The most recent such analysis, which was reviewed in conjunction with a review of our compensation program conducted by Pearl Meyer (see "-Role of Compensation Consultant") included the following institutions, which ranged in asset size from $1.5 billion to $5.7 billion:
First Community Bancshares, Inc.	First Bancorp (NC)
Farmers Capital Bank Corporation	Cardinal Financial Corporation
BNC Bancorp	State Bank Financial Corporation
WSFS Financial Corporation	Beneficial Bancorp, Inc.
First Defiance Financial Corp.	Stock Yards Bancorp, Inc.
Park Sterling Corporation	American National Bankshares, Inc.
United Community Financial Corp.	Franklin Financial Network, Inc.
ESSA Bancorp, Inc.	City Holding Company
WashingtonFirst Bankshares, Inc. Fidelity Southern Corporation	Community Trust Bancorp, Inc.

In addition to proxy statement data, Pearl Meyer also provides an analysis of the compensation paid to our executive officers using national survey data for the banking industry and selects a scope of institutions comparable to our asset size.
Base Salaries.  We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position. Our base salary levels reflect a combination of factors, including competitive pay levels and the executive's experience and tenure, individual performance and job responsibilities. We generally review salary levels annually to recognize these factors.
Effective October 5, 2015,  the base salaries of Messrs. Stonestreet, Westbrook, VunCannon, Sellinger and Houghton increased by 3.35%, 15.50%, 7.15%, 7.15% and 7.75%, respectively, to $462,470, $294,525, $225,015, $225,015 and $210,113, respectively.  These increases were based on the Compensation Committee's decision to increase the named executive officers' base salaries to between 95% and 103% of the 50th percentile of survey benchmark data for each of the named executive officers other than Mr. Westbrook and to 113% of the survey benchmark data for Mr. Westbrook.  The larger increase for Mr. Westbrook was intended to account for the increasing breadth of his areas of responsibility, which, as Chief Banking Officer, have extended to nearly every aspect of the Bank's business.
Effective October 3, 2016, the base salaries of Messrs. Stonestreet, Westbrook, VunCannon, Sellinger and Houghton will increase by 5.95%, 5.00%, 3.00%, 3.00% and 3.00%, respectively, to $490,000, $309,251, $231,765, $231,765 and $216,416, respectively.  The base salaries of Messrs. Stonestreet and Westbrook were increased to the levels that would approximate the 50th percentile of the survey benchmark data for their positions.  The increases in the base salaries of the other executive officers were merit-based and also to maintain such salaries at approximately the 50th percentile of the survey benchmark data for their positions.
Annual Incentives.  Under the HomeTrust Bancshares, Inc. Strategic Operating Committee Incentive Program (the "SOC Incentive Program"), members of our strategic operating committee (which includes our named executive officers), are eligible to earn an annual cash bonus ranging from 50% to 150% of their targeted incentive award opportunities based on the extent to which certain weighted performance goals have been achieved relative to a targeted level of performance.  Executive officers receive a payout of 50% of their targeted incentive award opportunities if actual performance under all performance goals is at the threshold (minimum) level of performance, 100% of their targeted incentive award opportunities if actual performance under all performance goals is at the targeted level of performance, and 150% of their targeted incentive award opportunity if actual performance under all performance goals is at or above the stretch (maximum) level of performance.  Awards for fiscal 2016 were, and awards for fiscal 2017 will be, "cash awards" under the Company's Omnibus Plan, funded and paid in accordance with the SOC Incentive Program based on the Company having positive operating earnings for the fiscal year.

  For fiscal 2016, the targeted incentive award opportunities (as a percentage of base salary) for Messrs. Stonestreet, Westbrook, VunCannon, Sellinger and Houghton under the SOC Incentive Program were: 55%, 40%, 30%, 30% and 30%, respectively.  For Mr. Stonestreet, the SOC Incentive Program performance measures and weightings for fiscal 2016 were as follows: net income (35% weighting); efficiency ratio (25% weighting); and subjective assessment by the Compensation Committee of Company performance (40% weighting).  For each of Messrs. Westbrook, VunCannon, Sellinger and Houghton, the SOC Incentive Program performance measures and weightings for fiscal 2016 were as follows: net income (21% weighting); efficiency ratio (15% weighting); subjective assessment by Compensation Committee of Company performance (24% weighting); and individual goals (40% weighting).
The Company's adjusted net income for fiscal 2016 (a 35% weighting in determining the bonus payable to Mr. Stonestreet and a 21% weighting in determining the bonuses payable to each of the other named executive officers) was $14.3 million, in excess of the threshold level of performance of $11.8 million and the target level of performance of $13.1 million but below the stretch level of performance of $15.7 million.  The adjusted net income amount for fiscal 2016 excludes severance pay related to branch consolidation (net of tax) of $200,000, an impairment charge for branch consolidation (net of tax) of $252,000, additional state tax expense from the re-evaluation of deferred tax assets of $526,000 and amortization of core deposit intangibles (net of tax) of $1.8 million.  The Company's adjusted efficiency ratio for fiscal 2016 (a 25% weighting in determining the bonus payable to Mr. Stonestreet and a 15% weighting in determining the bonuses payable to each of the other named executive officers) was 75.62%, which was lower (i.e., better) than the threshold level of performance of 78.93% and the target level of performance of 77.42% but higher than the stretch level of performance of 74.40%.  The Compensation Committee assessed the Company's performance for fiscal 2016 (a 40% weighting in determining the bonus payable to Mr. Stonestreet and a 24% weighting in determining the bonus payable to each of the other named executive officers) at the target level of performance.  This determination was based on various achievements across the components of the Company's strategic plan, including: process improvements, especially in the areas of treasury management and auto finance; the completion of six branch consolidations; the implementation of various other cost savings initiatives, including those associated with a branch optimization project, the conversion of the Bank from a national bank to a state-chartered institution and other savings in the human resources area; the hiring of various key personnel, including new leaders and commercial relationship managers for certain markets and new directors of treasury management and mortgage lending; the rolling out of various treasury management initiatives; improvements in enterprise risk management processes; reductions in criticized/classified assets; and the continued execution of our stock repurchase program, with 1.5 million shares repurchased during fiscal 2016 with an average cost below tangible book value.
With regard to individual goals (not relevant for the determination of bonus payable to Mr. Stonestreet and a 40% weighting in determining the bonuses payable to each of the other named executive officers), all were determined to have been met at or above the target level of performance.  In the case of Mr. Westbrook, goals achieved included growing the loan portfolio, developing a mortgage banking rollout plan for underutilized markets, hiring new commercial banking talent in certain markets and implementing a new risk management system for the indirect auto lending platform.  In the case of Mr. VunCannon, goals achieved included enhancing board and internal reporting, creating a plan for transition and growth of the municipal lease program and reducing operating costs through efficiency improvement opportunities.  In the case of Mr. Sellinger, goals achieved included improving cybersecurity, the streamlining of various processes and completing various other key projects in the systems and technology areas.  In the case of Mr. Houghton, goals achieved included fine tuning the credit process, growing the loan portfolio and improving the credit culture and successfully managing problem assets.
The bonus amounts payable for fiscal 2016 to the named executive officers are set forth in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.
For fiscal 2017, the targeted incentive award opportunities (as a percentage of base salary) for Messrs. Stonestreet, Westbrook, VunCannon, Sellinger and Houghton under the SOC Incentive Program will be: 55%, 40%, 30%, 30% and 30%, respectively.  For Mr. Stonestreet, the SOC Incentive Program performance measures and weightings for fiscal 2017 will be as follows: net income (40% weighting); efficiency ratio (20% weighting); total loans (20% weighting); and subjective assessment by the Compensation Committee of functional performance (20% weighting). For Mr. Westbrook, the SOC Incentive Program performance measures for fiscal 2017 will be as follows: net income (30% weighting); efficiency ratio (15% weighting); total loans (15% weighting); and

assessment by the Compensation Committee of accomplishment of line of business goals (40% weighting). For Messrs. VunCannon, Sellinger and Houghton, the SOC Incentive Program performance measures and weightings for fiscal 2017 will be as follows: net income (35% weighting); efficiency ratio (17.5% weighting); total loans (17.5% weighting); and functional team goals (30% weighting).
For fiscal 2017, the SOC Incentive Program includes a modifier for asset quality performance which may reduce the amount of incentive payments at the discretion of the Committee. This is in addition to the general authority of the Committee to reduce or eliminate any bonuses under the SOC Incentive Program at the Committee's discretion. The SOC Incentive Program document also contains a clawback provision, which provides that if we are required to restate our financial statements due to our material non-compliance with any financial reporting requirement, a participant must, unless otherwise determined in the sole discretion of the Committee, reimburse us to the extent any incentive payment to the participant was calculated based on financial results that were required to be restated.
The Committee may award discretionary bonuses that are separate from the SOC Incentive program.  For fiscal year 2016, no discretionary bonuses were awarded to the named executive officers.
 Omnibus Incentive Plan. As discussed under "Director Compensation—Equity-Based Compensation," the Omnibus Plan was approved at the Company's annual meeting of stockholders held on January 17, 2013.  Equity-based awards under the Omnibus Plan provide a long-term incentive to award participants and align their interests with the interests of our stockholders by providing the award recipient the opportunity to participate in the appreciation, if any, in the Company's stock price which may occur after the date the award is granted.  In February 2013, Mr. Stonestreet was granted an option to purchase 210,000 shares of Company common stock at an exercise price per share of $14.37 (the closing price per share on the grant date), vesting in five equal annual installments commencing on the first anniversary of the grant date, and 84,500 shares of restricted stock, vesting in five equal annual installments commencing on the first anniversary of the grant date.  Messrs. Westbrook, VunCannon and Sellinger were each granted an option to purchase 90,000 shares, at the same exercise price and with the same vesting schedule, and 23,000 shares of restricted stock, with the same vesting schedule.  In March 2014, upon becoming employed by the Company, Mr. Houghton was granted an option to purchase 10,000 shares of Company common stock at an exercise price per share of $15.88 (the closing price per share on the grant date), vesting in five equal annual installments commencing on the first anniversary of the grant date.  In February 2016, Mr. Houghton was granted an additional option to purchase 10,000 shares of Company common stock at an exercise price per share of $17.35 (the closing price per share on the grant date), vesting in five equal annual installments commencing on the first anniversary of the grant date, and 4,000 shares of restricted stock, with the same vesting schedule.  In determining the amounts of these awards, the Compensation Committee sought to provide the named executive officers with a significant incentive to enhance long-term stockholder value, while retaining a sufficient number of shares for future awards as the Company continues to grow.
Anti-Hedging and Pledging Policy.  Our executive officers and directors are subject to a policy that specifically prohibits 1) directly or indirectly engaging in hedging or monetization transactions, through transactions in the Company's securities or through the use of financial instruments designed for such purpose; 2) engaging in short sale transactions in the Company's securities; and 3) pledging the Company's securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

Deferred Compensation Plan.  Under HomeTrust Bank's Deferred Compensation Plan, directors and a select group of employees can elect to defer a portion of their cash compensation.  Each of the named executive officers other than Messrs. Westbrook and Houghton currently participates in this plan.  See "—Deferred Compensation Plan."
Executive Medical Care Plan.  HomeTrust Bank maintains an Executive Medical Care Plan (the "EMCP"), which is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to contribute toward, and to receive employer contributions toward, certain health and long-term care benefits, including the payment of health and long-term care plan premiums and the reimbursement of medical expenses.   Each of the named executive officers other than Messrs. Westbrook and Houghton currently participates in the EMCP.  For additional information regarding the EMCP and the EMCP benefits of each of the participating named executive officers, see "—Executive Medical Care Plan."

Executive Supplemental Retirement Income Plan (SERP).  Under HomeTrust Bank's SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement.  Unless a different date is specified in the executive's joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with the Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause.  Each of the named executive officers other than Messrs. Westbrook and Houghton currently participates in the SERP.  Both the SERP and the Director Emeritus Plan were established by HomeTrust Bank when it was a mutual institution to compensate senior executives and directors for their service to HomeTrust Bank in recognition of the fact that equity incentive plans are not available to mutual institutions.  The Company has fully accrued for the expense associated with the present values of the accumulated benefits under the SERP and the Director Emeritus Plan.  For additional information regarding the SERP and the specific terms of the SERP benefits of each of the participating named executive officers, see "—Executive Supplemental Retirement Income Plan."
401(k) Plan. Participation in our 401(k) plan is available to all of our employees who meet minimum eligibility requirements. This plan allows our employees to save money for retirement in a tax-advantaged manner.  During fiscal 2016, we matched employee contributions, to the extent allowed under qualified plan limitations, fifty cents on the dollar up to 6% of compensation.  Our matching contributions for fiscal 2016 under this plan to the named executive officers are reflected in the Summary Compensation Table under the "All Other Compensation" column.
ESOP.  In connection with HomeTrust Bank's July 2012 mutual-to-stock conversion and HomeTrust Bancshares' initial public stock offering, we established an employee stock ownership plan (the "ESOP").  The ESOP gives eligible employees an equity interest in HomeTrust Bancshares, thereby aligning their interests with the interests of our stockholders, and an additional retirement benefit in the form of HomeTrust Bancshares common stock.
Effective July 1, 2015, the 401(k) plan and the ESOP were combined to form the HomeTrust Bank KSOP (the "KSOP").  The KSOP has a 401(k) plan component and an ESOP component; these components operate in substantially the same manner as the 401(k) Plan and ESOP operated prior to the plan combination.
Other Employee Benefits. Other benefits, in which all employees generally may participate, include the following: medical and dental insurance coverage, vision care coverage, group life insurance coverage and long- and short-term disability insurance coverage.  HomeTrust Bank reimburses employees with salaries in excess of $100,000 for the premium paid for long-term disability insurance.
Perquisites and Other Personal Benefits. Other than providing Mr. Stonestreet with a company automobile and providing Mr. Westbrook with an automobile allowance, we currently do not provide the named executive officers with any perquisites or other personal benefits.
Payments upon Termination or Change in Control.  Each of Messrs. Stonestreet, Westbrook, VunCannon and Sellinger has entered into an employment agreement with HomeTrust Bancshares that provides for certain payments and benefits if the executive's employment is terminated under certain scenarios, including, but not limited to, within the six months preceding, at the time of or within 12 months following, a change in control, and Mr. Houghton has entered into a change in control severance agreement with HomeTrust Bancshares that provides for a severance payment if his employment is involuntarily terminated within the six months preceding, at the time of or within 12 months following, a change in control.  See "—Employment Agreements with Messrs. Stonestreet, Westbrook, VunCannon and Sellinger" and "Change in Control Severance Agreement with Mr. Houghton."  These agreements thus require a "double trigger" in order for any payments or benefits under the agreements to be provided to the executive in connection with or following a change in control - in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur.  The purpose of providing the change in control payments is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired.  At the same time, a change in control, by itself, will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiror so desires without a material reduction in the executive's duties, responsibilities or benefits.
Role of Executive Officers in Determining Compensation.  Mr. Stonestreet recommends to the Compensation Committee compensation of the named executive officers other than himself.  Mr. Stonestreet is not involved with any aspect of determining his own compensation.
Role of Compensation Consultant.  The Compensation Committee has engaged Pearl Meyer to review our compensation programs and arrangements from time to time.  As a result of these reviews, the base salaries of the named executive officers have been adjusted to reflect market-based levels using peer group and survey data.  See "-Base Salaries."  The Compensation Committee also consulted with Pearl Meyer in connection with the adoption and implementation of the SOC Incentive Program and equity awards granted under the Omnibus Incentive Plan.  See "-Annual Incentives" and "-Omnibus Incentive Plan."

Summary Compensation Table
The following table sets forth information concerning the compensation paid to or earned by the named executive officers for fiscal years 2016, 2015 and 2014:
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)		Stock Awards(3)		Option Awards ($)(4)		Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total Compensation ($)

Dana L. Stonestreet,	2016	$459,103	$	---		$--	$	---	$293,214		$229,150	$40,488	$1,021,955
Chairman, President and Chief	2015	$445,750	$	---	$	---	$	---	$277,819		$143,035	$33,841	$900,445
Executive Officer	2014	$400,350	$	---	$	---	$	---	$322,155		$68,075	$72,922	$863,502

C. Hunter Westbrook	2016	$284,644	$	---	$	---	$	---	$139,211	$	---	$20,184	$444,039
Executive Vice President and	2015	$248,750	$	---	$	---	$	---	$130,050	$	---	$24,987	$403,787
Chief Banking Officer	2014	$227,500	$	---	$	---	$	---	$97,018	$	---	$55,519	$380,037

Tony J. VunCannon,	2016	$221,261	$	---	$	---	$	---	$76,392		$14,391	$20,308	$332,352
Executive Vice President,	2015	$205,000	$	---	$	---	$	---	$80,325		$13,197	$24,627	$323,149
Chief Financial Officer and	2014	$188,715	$	---	$	---	$	---	$80,145		$9,304	$42,956	$321,120
Treasurer

Howard L. Sellinger,	2016	$221,261	$	---	$	---	$	---	$76,392		$22,005	$20,184	$339,842
Executive Vice President	2015	$205,000	$	---	$	---	$	---	$80,325		$19,555	$24,436	$329,316
and Chief Information Officer	2014	$188,715	$	---	$	---	$	---	$80,145		$14,340	$55,543	$338,743

Keith J. Houghton	2016	$206,335	$	---		$69,400		$45,286	$68,811	$	---	$20,248	$410,080
Executive Vice President and Chief Credit Officer(1)	2015	$191,250	$	---	$	---	$	---	$74,588	$	---	$36,701	$302,539
_____________________
(1)	No compensation information is provided for Mr. Houghton for fiscal 2014 because he was not a named executive officer for that fiscal year.
(2)	Bonus amounts for fiscal 2016, 2015 and 2014 are reported under the "Non-Equity Incentive Plan Compensation" column.
(3)
Represents the grant date fair value under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation ("ASC Topic 718") of an award to Mr. Houghton on February 11, 2016 of shares of restricted stock, which are scheduled to vest in 20% annual increments on February 11, 2017, 2018, 2019, 2020 and 2021, respectively.  The assumptions used in the calculation of the grant date fair value amount are included in Note 16 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the SEC.

(4)
Represents the grant date fair value under ASC Topic 718, as estimated by using the Black-Scholes pricing model, of an award to Mr. Houghton on February 11, 2016 of an option to purchase shares of the Company's common stock at an exercise price of $17.35 per share.  The option is scheduled to vest in 20% annual increments on February 11, 2017, 2018, 2019, 2020 and 2021, respectively.  The assumptions used in the calculation of the grant date fair value amount are included in Note 16 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the SEC.

(5)
Amounts under this column for fiscal 2016 present the aggregate of (i) the change in the actuarial present value of the named executive officer's accumulated benefit under the SERP from June 30, 2015 to June 30, 2016, (ii) above market interest on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Stonestreet – (i) $205,687; (ii) $11,361; and (iii) $12,102; Mr. Westbrook – (i) $0; (ii) $0;  and (iii) $0; Mr. VunCannon – (i) $9,326; (ii) $1,748; and (iii) $3,317; Mr. Sellinger – (i) $6,862; (ii) $3,260 and (iii) $11,883; and Mr. Houghton – (i) $0; (ii) $0; and (iii) $0.  Amounts under this column for fiscal 2015 present the aggregate of (i) the change in the actuarial present value of the named executive officer's accumulated benefit under the SERP from June 30, 2014 to June 30, 2015, (ii) above market interest  on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Stonestreet – (i) $120,474; (ii) $10,900; and (iii) $11,661; Mr. Westbrook – (i) $0; (ii) $0;  and (iii) $0; Mr. VunCannon – (i) $8,883; (ii) $1,705; and (iii) $2,609; Mr. Sellinger – (i) $6,534; (ii) $3,180 and (iii) $9,841; and Mr. Houghton – (i) $0; (ii) $0; and (iii) $0. Amounts under this column for fiscal 2014 present the aggregate of (i) the change in the actuarial present value of the named executive officer's accumulated benefit under the SERP from June 30, 2013 to June 30, 2014, (ii) above market interest  on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Stonestreet – (i) $57,215; (ii) $3,019; and (iii) $7,841; Mr. Westbrook – (i) $0; (ii) $0;  and (iii) $0; Mr. VunCannon – (i) $7,053; (ii) $472; and (iii) $1,779; and Mr. Sellinger – (i) $6,223; (ii) $881 and (iii) $7,236.  Per SEC rules, above market interest is defined as interest in excess of 120% of the applicable federal long-term rate under the Internal Revenue Code.  For purposes of this table, for fiscal 2016, 2015 and 2014, 120% of the long-term applicable federal rate for June 2016, June 2015 and June 2014, was used, which was 2.70%, 3.00% and 3.77%, respectively.

(6)
For Messrs. Stonestreet, Westbrook, VunCannon, Sellinger and Houghton, amounts under this column for fiscal 2016 consist of the following:  Mr. Stonestreet –life insurance premiums paid by HomeTrust Bank of $1,512; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $727; tax-related reimbursements of $19,883; employer contributions under HomeTrust Bank's 401(k) plan of $7,950; and value as of June 30, 2016 of ESOP allocation of $10,416;  Mr. Westbrook –life insurance premiums paid by HomeTrust Bank of $818; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $1,000; employer contributions under HomeTrust Bank's 401(k) plan of $7,950; and value as of June 30, 2016 of ESOP allocation of $10,416; Mr. VunCannon –life insurance premiums paid by HomeTrust Bank of $878; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $1,064; employer contributions under HomeTrust Bank's 401(k) plan of $7,950; and value as of June 30, 2016 of ESOP allocation of $10,416; Mr. Sellinger –life insurance premiums paid by HomeTrust Bank

_____________________

of $818; reimbursement for long-term disability insurance premium paid by Mr. Sellinger of $1,000; employer contributions under HomeTrust Bank's 401(k) plan of $7,950; and value as of June 30, 2016 of ESOP allocation of $10,416; Mr. Houghton –life insurance premiums paid by HomeTrust Bank of $818; reimbursement for long-term disability insurance premium paid by Mr. Houghton of $1,064; and employer contributions under HomeTrust Bank's 401(k) plan of $7,950 and value as of June 30, 2016 of ESOP allocation of $10,416.  For Messrs. Stonestreet, Westbrook, VunCannon, Sellinger and Houghton, amounts under this column for fiscal 2015 consist of the following:  Mr. Stonestreet –life insurance premiums paid by HomeTrust Bank of $1,836; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $1,628; tax-related reimbursements of $8,234; employer contributions under HomeTrust Bank's 401(k) plan of $15,600; and value as of June 30, 2015 of ESOP allocation of $6,543;  Mr. Westbrook –life insurance premiums paid by HomeTrust Bank of $1,392; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $1,452; employer contributions under HomeTrust Bank's 401(k) plan of $15,600; and value as of June 30, 2015 of ESOP allocation of $6,543; Mr. VunCannon –life insurance premiums paid by HomeTrust Bank of $1,149; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $1,335; employer contributions under HomeTrust Bank's 401(k) plan of $15,600; and value as of June 30, 2015 of ESOP allocation of $6,543; Mr. Sellinger –life insurance premiums paid by HomeTrust Bank of $1,149; reimbursement for long-term disability insurance premium paid by Mr. Sellinger of $1,144; employer contributions under HomeTrust Bank's 401(k) plan of $15,600; and value as of June 30, 2015 of ESOP allocation of $6,543; Mr. Houghton –life insurance premiums paid by HomeTrust Bank of $873; reimbursement for long-term disability insurance premium paid by Mr. Houghton of $732; employer contributions under HomeTrust Bank's 401(k) plan of $12,661 and relocation assistance payments of $22,435.  For Messrs. Stonestreet, Westbrook, VunCannon and Sellinger, amounts under this column for fiscal 2014 consist of the following:  Mr. Stonestreet – payout for unused time off of $41,084; life insurance premiums paid by HomeTrust Bank of $1,728; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $1,628; employer contributions under HomeTrust Bank's 401(k) plan of $15,300; and value as of June 30, 2014 of ESOP allocation of $13,182;  Mr. Westbrook – payout for unused time off of $24,883; life insurance premiums paid by HomeTrust Bank of $960; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $1,194; employer contributions under HomeTrust Bank's 401(k) plan of $15,300; and value as of June 30, 2014 of ESOP allocation of $13,182; Mr. VunCannon – payout for unused time off of $17,018; life insurance premiums paid by HomeTrust Bank of $947; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $1,138; employer contributions under HomeTrust Bank's 401(k) plan of $10,671; and value as of June 30, 2014 of ESOP allocation of $13,182; and Mr. Sellinger – payout for unused time off of $28,980; life insurance premiums paid by HomeTrust Bank of $947; reimbursement for long-term disability insurance premium paid by Mr. Sellinger of $1,111; employer contributions under HomeTrust Bank's 401(k) plan of $11,323; and value as of June 30, 2014 of ESOP allocation of $13,182.

Grants of Plan-Based Awards
								All Other
								Stock	All Other
								Awards:	Option		Grant
		Estimated Possible Payouts			Estimated Future Payouts			Number	Awards:		Date
		Under Non-Equity			Under Equity			of	Number of	Exercise	Fair Value
		Incentive Plan Awards			Incentive Plan Awards			Shares of	Securities	Price of	of Stock
								Stock or	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)(1)	($)(1)	($)(1)	($)	($)	($)	(#)	(#)	($/Sh)	Awards

Dana L. Stonestreet	08/24/15	127,730	255,459	383,189	---	---	---	---	---	---	---

C. Hunter Westbrook	08/24/15	58,905	117,810	176,715	---	---	---	---	---	---	---

Tony J. VunCannon	08/24/15	33,753	67,505	101,258	---	---	---	---	---	---	---

Howard L. Sellinger	08/24/15	33,753	67,505	101,258	---	---	---	---	---	---	---

Keith J. Houghton	08/24/15	31,517	63,034	94,551	---	---	---	---	---	---	---
	02/11/16	---	---	---	---	---	---	4,000	---	---	$69,400
	02/11/16	---	---	---	---	---	---	---	10,000	$17.35	$45,286
______________
(1)
For each named executive officer, represents the threshold (i.e. lowest), target and maximum amounts that were potentially payable for fiscal year 2016 under the Company's SOC Incentive Program.  The actual amounts earned under these awards for fiscal year 2016 are reflected in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.  For additional information regarding the SOC Incentive Program, see "Compensation Discussion and Analysis—Bonuses."

(2)	Represents a restricted stock award to Mr. Houghton with the following vesting schedule: 20% increments on February 11, 2017, 2018, 2019, 2020 and 2021.
(3)	Represents a stock option award to Mr. Houghton with the following vesting schedule: 20% increments on February 11, 2017, 2018, 2019, 2020 and 2021.
(4)
Represents the grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 16 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the SEC.

Employment Agreements with Messrs. Stonestreet, Westbrook, VunCannon and Sellinger
Effective as of July 10, 2012, each of Messrs. Stonestreet, VunCannon and Sellinger entered into an employment agreement with HomeTrust Bancshares (which, in the case of Mr. Stonestreet, replaced an existing employment agreement that he had with HomeTrust Bank).  Effective as of August 29, 2012, Mr. Westbrook entered into an employment agreement with HomeTrust Bancshares.  Mr. Stonestreet's agreement has a three-year term, and each of the agreements with Messrs. Westbrook, VunCannon and Sellinger has a two-year term.  The terms of the agreements with Messrs. Stonestreet, Westbrook, VunCannon and Sellinger extend by one year on each anniversary of the effective date of the agreement, provided that HomeTrust Bancshares has not given written notice to the contrary to the executive at least 90 days before the anniversary date and provided further that the executive has not received an unsatisfactory performance review by the Board of Directors of HomeTrust Bancshares or HomeTrust Bank.  In the case of Mr. Stonestreet (currently age 62), the term of the agreement may not be automatically extended beyond his 75th birthday, and in the case of Messrs. Westbrook, VunCannon and Sellinger (currently ages 53, 51 and 63), the terms of their agreements may not be automatically extended beyond their 65th birthday.
Mr. Stonestreet's employment agreement was amended and restated as of November 25, 2013 to reflect his promotion to the sole CEO position, which became effective on that date.  The agreement with Mr. Stonestreet provides for a minimum annual base salary of not less than his base salary in effect on the effective date of the amendment and restatement of the agreement ($436,000).  The agreements with Messrs. Westbrook, VunCannon and Sellinger provide for a minimum annual base salary of not less than their base salary in effect on the effective date of the agreement ($220,000, $180,000 and $180,000, respectively).  Each executive is entitled under his employment agreement to participate in an equitable manner with all other executive officers HomeTrust Bancshares and HomeTrust Bank in such performance-based and discretionary bonuses, if any, as are authorized by the Boards of directors of HomeTrust Bancshares and HomeTrust Bank.  Each executive also is entitled to participate, to the same extent as executive officers of HomeTrust Bancshares and HomeTrust Bank generally, in all retirement and other employee benefits and any fringe benefits, and is entitled to such other benefits as the Board of Directors may provide in its discretion.
Each agreement provides that if the executive is "involuntarily terminated," he will be entitled to receive continued compensation payments and certain health and other insurance benefits during the remaining term of the agreement.  In the case of Mr. Stonestreet, these payments and benefits will consist of (i) monthly payments of one-twelfth of the his "total compensation" and (ii) substantially the same group life or key man life insurance, hospitalization, medical, dental, prescription drug and other health benefits, as well as long-term disability insurance coverage (if any) for Mr. Stonestreet and his dependents and beneficiaries, and on terms substantially as favorable to Mr. Stonestreet as those in effect immediately prior to the involuntary termination.  In the case of Messrs. Westbrook, VunCannon and Sellinger, these payments and benefits will consist of (i) monthly payments of one-twelfth of the executive's then-current base salary plus one-twelfth of the average annual amount of cash bonus and cash incentive compensation earned by the executive for the two full fiscal years preceding the termination date (the "Salary and Average Bonus Benefit") and (ii) substantially the same hospitalization, medical, dental, prescription drug and other health benefits offered by HomeTrust Bancshares from time to time to its employees generally to comply with the continuation requirements of Section 4980B(f) of the Internal Revenue Code (commonly referred to as "COBRA" coverage) for the executive and his eligible dependents.  The term "involuntary termination" includes a specified diminution in the executive's duties, responsibilities or benefits.  In the case of the agreement with Mr. Stonestreet, the term "total compensation" is defined as Mr. Stonestreet's highest annual base salary rate at any time during his employment with HomeTrust Bancshares or HomeTrust Bank plus the higher of (i) his annual bonus paid during the previous year or (ii) the average of the seven highest annual bonuses paid to him at any time during his employment by HomeTrust Bancshares or HomeTrust Bank.
Each agreement provides that in the event the executive is involuntarily terminated within the six months preceding, at the time of or within 12 months following a change in control of HomeTrust Bancshares, in addition to the applicable payments and benefits described in the immediately preceding paragraph, he will be entitled to a lump sum payment of 299% of his "base amount," as defined in Section 280G of the Internal Revenue Code, subject to cutback to the extent such payment would, or together with other payments would, be nondeductible under Section 280G of the Internal Revenue Code, provided that under Mr. Westbrook's agreement, no such reduction in these payments will occur if the reduction would not result in him having a greater net after-tax benefit from the payments.

If the executive dies during the term of his agreement, his estate or designated beneficiary will be entitled to: (i) his "total compensation" (in the case of Mr. Stonestreet) or his Salary and Average Bonus Benefit (in the case of Messrs. Westbrook, VunCannon and Sellinger) through the last day of calendar month in which his death occurred, plus the greater of either (A) an additional three months of "total compensation" (in the case of Mr. Stonestreet) or salary (in the case of Messrs. Westbrook, VunCannon and Sellinger) or (B) 299% of the executive's base amount under Section 280G of the Internal Revenue Code (subject to cutback as described above), if his death occurred during the six months before or 12 months following a change in control; and (ii) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the executive died and to which the executive would have been entitled to receive had he remained employed.  Each agreement provides that if HomeTrust Bancshares terminates the executive's employment after having established that the executive is permanently disabled, then after the exhaustion of all paid time off days allocated for the calendar year, HomeTrust Bancshares will pay to the executive for the remaining term of the agreement his "total compensation" (in the case of Mr. Stonestreet) or his Salary and Average Bonus Benefit (in the case of Messrs. Westbrook, VunCannon and Sellinger), in each case reduced by the proceeds of any disability insurance policy under a disability program sponsored by HomeTrust Bancshares.  If the executive terminates employment due to permanent disability during the first year after a change in control, then he will be entitled to the greater in value (as determined on a present value basis) of the disability benefit described in the immediately preceding sentence and the change in control benefit described in the immediately preceding paragraph.
Change in Control Severance Agreement with Mr. Houghton
Effective January 25, 2016, the Company entered into a change in control severance agreement with each of Mr. Houghton and two other executive officers. Each agreement has a two-year term, which will automatically extend by one year on each anniversary of the effective date of the agreement, provided that the Company has not given written notice to the contrary to the executive at least 30 days before the anniversary date and provided further that no annual extension can automatically be made beyond the executive's 65th birthday.
Each agreement provides that in the event the executive is "involuntarily terminated" within the six months preceding, at the time of or within 12 months following a change in control of the Company, the executive will be entitled to a lump sum cash payment equal to 200% of the sum of (i) the executive's salary at the annual rate in effect immediately prior to the date of termination and (ii) the average annual amount of cash bonus and cash incentive compensation of the executive, based on the average amounts of such compensation earned by the executive for the two full fiscal years preceding the date of termination. The amount of this payment is subject to reduction to the extent payments to the executive (whether under the agreement or otherwise) would be nondeductible under Section 280G of the Internal Revenue Code. The term "involuntary termination" includes the termination of the executive's employment by the Company without the executive's express written consent or by the executive by reason of a specified material diminution in the executive's duties, responsibilities or benefits.

Outstanding Equity Awards at June 30, 2016
The following table provides information regarding the unexercised stock options and stock awards held by each of the named executive officers as of June 30, 2016.
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dana L. Stonestreet	126,000	(1)	84,000	(1)	---	$14.37	02/11/2023	---		---	---	---
	---		---		---	---	---	33,800	(2)	625,300	---	---

C. Hunter Westbrook	54,000	(1)	36,000	(1)	---	$14.37	02/11/2023	---		---	---	---
	---		---		---	---	---	9,200	(2)	170,200	---	---

Tony J. VunCannon	54,000	(1)	36,000	(1)	---	$14.37	02/11/2023	---		---	---	---
	---		---		---	---	---	9,200	(2)	170,200	---	---

Howard L. Sellinger	54,000	(1)	36,000	(1)	---	$14.37	02/11/2023	---		---	---	---
	---		---		---	---	---	9,200	(2)	170,200	---	---

Keith J. Houghton	4,000	(3)	6,000	(3)	---	$15.88	03/10/2024	---		---	---	---
	0	(4)	10,000	(4)	---	$17.35	02/11/2026	4,000	(5)	74,000	---	---
_______________
(1)	Stock option award with the following vesting schedule: 20% increments on February 11, 2014, 2015, 2016, 2017 and 2018.
(2)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2014, 2015, 2016, 2017 and 2018.
(3)	Stock option award with the following vesting schedule: 20% increments on March 10, 2015, 2016, 2017, 2018 and 2019.
(4)	Stock option award with the following vesting schedule: 20% increments on February 11, 2017, 2018, 2019, 2020 and 2021.
(5)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2017, 2018, 2019, 2020 and 2021.

Option Exercises and Stock Vested
The following table sets forth information regarding stock options exercised and shares of restricted stock that vested during the fiscal year ended June 30, 2016 with respect to each named executive officer:
	Option Awards			Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Dana L. Stonestreet	---	$	---	16,900		$293,215
C. Hunter Westbrook	---	$	---	4,600		$79,810
Tony J. VunCannon	---	$	---	4,600		$79,810
Howard L. Sellinger	---	$	---	4,600		$79,810
Keith J. Houghton	---	$	---	---	$	---

___________________
(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Deferred Compensation Plan
The Deferred Compensation Plan is a nonqualified deferred compensation plan under which directors and a select group of employees can elect to defer a portion of their cash compensation.  At the end of each calendar month, each participant's account balance is credited with earnings based on the value of the participant's account balance on the last day of such month.  Earnings are currently credited at a rate equal to the average rate of HomeTrust Bank's earning assets determined as of the last day of the preceding calendar month.  A participant is always 100% vested in his or her account, which will be distributed in cash following his or her separation from service with HomeTrust Bank at the time and in the manner specified in the plan and the participant's election form.  Each named executive officer other than Messrs. Westbrook and Houghton currently participates in the Deferred Compensation Plan.
During fiscal 2016, no contributions were made under the Deferred Compensation Plan by the named executive officers.  During fiscal 2016, no employer contributions were made under the Deferred Compensation Plan to the participating named executive officers. Aggregate earnings during fiscal 2016 under the Deferred Compensation Plan by the participating executive officers were as follows: Mr. Stonestreet - $58,804; Mr. VunCannon - $9,196; and Mr. Sellinger - $17,156.  As of June 30, 2016, the aggregate Deferred Compensation Plan balances held by the participating named executive officers were as follows:  Mr. Stonestreet - $1,826,021; Mr. VunCannon - $280,881; and Mr. Sellinger - $524,015.  During fiscal 2016, there were no withdrawals from the Deferred Compensation Plan by, or distributions under the Deferred Compensation Plan to, the participating named executive officers.
Executive Medical Care Plan
The EMCP is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to receive employer-provided health and long-term care benefits through the payment of health and long-term care plan premiums and to receive reimbursement of medical expenses.  Under the EMCP, a participant may be provided with an initial benefit amount set forth in his or her individual joinder agreement and, if the participant is fully vested under the plan, may elect to defer a portion of his base salary, bonuses or other compensation (including unearned and unused vacation pay and paid time off).  Following the "benefit commencement date," a participant's benefit account under the EMCP may be used to reimburse the participant for medical expenses (but only using the pre-2005 portion of the account) or pay insurance premiums under any health or qualified long-term care plan.  Any such reimbursement or premium payment results in a charge to the participant's account balance.  At the end of each plan year, each participant's account is credited with a 5% adjustment, based on the average balance of the account during the plan year.  The "benefit commencement date"

means (1) with respect to the payment of health plan premiums, the first day of the month next following (a) the date of the participant's termination of employment after age 65, unless the participant, having attained age 65, requests that his benefits commence sooner, (b) if the participant's employment terminates before age 65, the earlier of the date he or she requests payment of the health plan premiums subsequent to termination of employment or the date the participant attains age 65, or (c) in the case of the participant's death before age 65, the first day of the month next following the date of the participant's death; and (2) with respect to qualified long-term care coverage and the reimbursement of medical expenses, the date the participant is first designated to participate in the EMCP, provided that with respect to the reimbursement of medical expenses, the participant must be 100% vested before benefits may commence.  A participant may request that his benefit commencement date be delayed (except for the reimbursement of medical expenses) or, with respect to the payment of health care plan premiums, accelerated, in each case subject to the approval of the committee administering the EMCP.
Each of the named executive officers other than Messrs. Westbrook and Houghton currently participates in the EMCP, and each such named executive officer is fully vested in his account.  During fiscal 2016, contributions by the participating named executive officers under the EMCP were as follows: Mr. Stonestreet - $0; Mr. VunCannon - $12,000; and Mr. Sellinger - $0.  During fiscal 2016, there were no employer contributions under the EMCP to the participating named executive officers. Aggregate earnings for both employer and participant contributions during fiscal 2016 under the EMCP by the participating named executive officers were as follows: Mr. Stonestreet - $26,272; Mr. VunCannon - $7,236; and Mr. Sellinger - $25,833.  Aggregate withdrawals/distributions during fiscal 2016 under the EMCP by the participating named executive officers were as follows: Mr. Stonestreet - $11,996; Mr. VunCannon - $4,937; and Mr. Sellinger - $0. As of June 30, 2016, the aggregate EMCP balances, including both participant and employer contributions, held by the participating named executive officers were as follows:  Mr. Stonestreet - $547,151; Mr. VunCannon - $153,774; and Mr. Sellinger - $542,495.
Executive Supplemental Retirement Income Plan
General.  Under the SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement.  Unless a different date is specified in the executive's joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with HomeTrust Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause.  Each of the named executive officers other than Messrs. Westbrook and Houghton currently participates in the SERP.  The specific terms of the SERP benefits of each of the participating named executive officers, the present values of their respective accumulated benefits and any payments under the SERP to the participating named executive officers during the last fiscal year are described below.  Solely for purposes of calculating the present values of such accumulated benefits, it was assumed that Mr. Stonestreet will retire in fiscal 2019, Mr. Sellinger will retire in fiscal 2018 and Mr. VunCannon will retire in fiscal 2020, in each case using a discount rate of 5%.  These assumptions are the same as those used in preparing the financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016.
Mr. Stonestreet.  Under his joinder agreement, Mr. Stonestreet's supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, equal to 60% of his highest average compensation (taking into account only base salary, bonuses and amounts deferred at his election) for a three (consecutive or nonconsecutive) calendar year period preceding the date Mr. Stonestreet separates from service with HomeTrust Bank, provided that this annual benefit may not be less than $350,000 or more than $425,000 (his "Main Retirement Benefit"); and (2) a separate, additional 20-year retirement benefit, payable monthly, in the annual amount of $16,193, subject to an adjustment of 5% per year commencing with the second year of the payout period (his "Additional Retirement Benefit").  Mr. Stonestreet is fully vested in both his Main Retirement Benefit and his Additional Retirement Benefit.  As of June 30, 2016, the present value of Mr. Stonestreet's accumulated benefit under the SERP was $4,618,503.
Mr. VunCannon.  Under his joinder agreement, Mr. VunCannon supplemental retirement income benefit is comprised of a 15-year annual benefit of $25,000, payable monthly.  Mr. VunCannon is fully vested in his supplemental retirement income benefit.  As of June 30, 2016, the present value of Mr. VunCannon's accumulated benefit under the SERP was $222,440.
Mr. Sellinger.  Under his joinder agreement, Mr. Sellinger's supplemental retirement income benefit is comprised of a 15-year annual benefit totaling $60,000, payable monthly.  Mr. Sellinger is fully vested in his supplemental retirement income benefit.  As of June 30, 2016, the present value of Mr. Sellinger's accumulated benefit under the SERP was $600,386.
Potential Payments upon Termination of Employment or Change in Control
The following tables summarize the approximate value of the termination payments and benefits that the Messrs. Stonestreet, Westbrook, VunCannon, Sellinger and Houghton would have received if their employment had been terminated on June 30, 2016 under the circumstances shown.  The tables exclude (i) amounts accrued through June 30, 2016 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under HomeTrust Bank's 401(k) plan, Deferred Compensation Plan, EMCP and SERP.  Each of Messrs. Stonestreet, VunCannon and Sellinger is fully vested in his account balances under the Deferred Compensation Plan, EMCP and SERP, and the forms and amounts of his benefits under those plans would not be enhanced by a termination of his employment with HomeTrust Bank or a change in control. Messrs. Westbrook and Houghton do not currently participate in the Deferred Compensation Plan, EMCP or SERP.  For information regarding the benefits of Messrs. Stonestreet, VunCannon and Sellinger under the Deferred Compensation Plan, EMCP and SERP, see "—Deferred Compensation Plan," "—Executive Medical Care Plan" and "—Executive Supplemental Retirement Income Plan."

Dana L. Stonestreet
Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)			Payout of Unused Paid Time Off ($)			Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 299% of "Base Amount" ($)
If termination for cause occurs	$	---			$31,784		$	---	$	---		$	---

If voluntary termination occurs that does not constitute "involuntary termination" under Employment Agreement	$	---			$31,784		$	---	$	---		$	---

If "involuntary termination" under Employment Agreement occurs, but not within the six months preceding, at the time of or within 12 months following a change in control		$1,579,056	(1)		$31,784		$	---	$	---		$	---

If "involuntary termination" under Employment Agreement occurs within the six months preceding, at the time of or within 12 months following a change in control	$	---			$31,784		$	---		$972,220	(2)		$2,167,554	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		$185,072	(4)		$31,784			$900,000		$972,220	(2)	$	---

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$	---			$31,784			$900,000		$972,220	(2)		$2,167,554	(5)

If termination occurs as a result of disability, not during the one year period following a change in control		$1,135,485	(6)	$	---	(7)	$	---		$972,220	(2)	$	---

If termination occurs as a result of disability during the one year period following a change in control	$	---	(8)		$31,784		$	---		$972,220	(2)		$2,167,554	(8)
________________
(1)
Represents the continuation of "total compensation" (payable monthly) and health and other insurance benefits under Mr. Stonestreet's employment agreement, as described under "—Employment Agreements with Named Executive Officers," for the remaining term of Mr. Stonestreet's employment agreement, assuming that Mr. Stonestreet's employment is, on June 30, 2016, "involuntarily terminated" but not within the six months preceding, at the time of or within 12 months following a change in control and that the then-remaining term of Mr. Stonestreet's employment agreement is not renewed and ends on July 9, 2018.  For purposes of the above table, Mr. Stonestreet's annual "total compensation" is calculated as $740,289, and the annual amount of his health and other insurance benefits is calculated at $17,658.

(2)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50 and the exercise price of the options of $14.37, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50.  All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. Stonestreet under his employment agreement in the event that his employment is "involuntarily terminated" within the six months preceding, at the time of or within 12 months following a change in control.

(4)
Represents continued payment of Mr. Stonestreet's "total compensation" for a period of three months following his death, as provided in his employment agreement.  The amount shown is 25% of his "total compensation" ($740,289).

(5)
Represents the amount payable under Mr. Stonestreet's employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.

(6)
Represents continued payment of Mr. Stonestreet's "total compensation" for the remaining term of his employment agreement,  assuming that Mr. Stonestreet's employment is terminated by HomeTrust Bancshares on June 30, 2016 after having established that he is permanently disabled and that the then-remaining term of Mr. Stonestreet's employment agreement is not renewed and ends on July 9, 2018 ($740,289 per year), less the payout amount of his unused time off allocated for the 2016 calendar year ($31,784) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($180,000 per year).  As provided in Mr. Stonestreet's employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Under his employment agreement, Mr. Stonestreet is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(8)
Under his employment agreement, if Mr. Stonestreet's employment terminates due to permanent disability during the one-year period following a change in control, Mr. Stonestreet is entitled to either the continuation of his "total compensation" for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or 299% of his "base amount," whichever is greater in value as determined on a present value basis.

C. Hunter Westbrook
Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)			Payout of Unused Paid Time Off ($)			Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 299% of "Base Amount" ($)
If termination for cause occurs	$	---			$37,223		$	---	$	---		$	---

If voluntary termination occurs that does not constitute "involuntary termination" under Employment Agreement	$	---			$37,223		$	---	$	---		$	---

If "involuntary termination" under Employment Agreement occurs, but not within the six months preceding, at the time of or within 12 months following a change in control		$498,147	(1)		$37,223		$	---	$	---		$	---

If "involuntary termination" under Employment Agreement occurs within the six months preceding, at the time of or within 12 months following a change in control	$	---			$37,223		$	---		$318,880	(2)		$1,065,879	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		$73,631	(4)		$37,223			$682,194		$318,880	(2)	$	---

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$	---			$37,223			$682,194		$318,880	(2)		$1,065,879	(5)

If termination occurs as a result of disability, not during the one year period following a change in control		$228,846	(6)	$	---	(7)	$	---		$318,880	(2)	$	---

If termination occurs as a result of disability during the one year period following a change in control	$	---	(8)		$37,223		$	---		$318,880	(2)		$1,065,879	(8)
________________
(1)
Represents the continuation of (i) Mr. Westbrook's then-current base salary and the average annual amount of cash bonus and cash incentive compensation earned by Mr. Westbrook for the two full fiscal years preceding the termination date (payable monthly) (the "Salary and Average Bonus Benefit") and (ii) health benefits under Mr. Westbrook's employment agreement, as described under "—Employment Agreements," for the remaining term of Mr. Westbrook's employment agreement, assuming that Mr. Westbrook's employment is, on June 30, 2016, "involuntarily terminated" but not within the six months preceding, at the time of or within 12 months following a change in control and that the then-remaining term of his employment agreement is not renewed and ends on August 28, 2017.  For purposes of the above table, Mr. Westbrook's annual salary is assumed to be $294,525, the average annual amount of his cash bonus and cash incentive compensation is calculated at $113,534 and the annual amount of his health benefits is calculated at $18,924.

(2)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50 and the exercise price of the options of $14.37, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50.  All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. Westbrook under his employment agreement in the event that his employment is "involuntarily terminated" within the six months preceding, at the time of or within 12 months following a change in control.

(4)
Represents continued payment of Mr. Westbrook's salary (payable monthly) for a period of three months following his death, as provided in his employment agreement.  The amount shown is 25% of the annual amount of his salary ($294,525).

(5)
Represents the amount payable under Mr. Westbrook's employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.

(6)
Represents the continuation of Mr. Westbrook's Salary and Average Bonus Benefit (payable monthly) for the remaining term of his employment agreement, assuming that Mr. Westbrook's employment is terminated by HomeTrust Bancshares on June 30, 2016 after having established that he is permanently disabled and that the then-remaining term of Mr. Westbrook's employment agreement is not renewed and ends on August 28, 2017 ($408,059 per year), less the payout amount of his unused time off allocated for the 2016 calendar year ($37,223) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($180,000 per year).  As provided in Mr. Westbrook's employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Under his employment agreement, Mr. Westbrook is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(8)
Under his employment agreement, if Mr. Westbrook's employment terminates due to disability during the one-year period following a change in control, Mr. Westbrook is entitled to either (i) continuation of his Salary and Average Bonus Benefit (payable monthly) for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or (ii) 299% of his "base amount," whichever is greater in value as determined on a present value basis.

Tony J. VunCannon
Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)			Payout of Unused Paid Time Off ($)			Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 299% of "Base Amount" ($)

If termination for cause occurs	$	---			$20,424		$	---	$	---		$	---

If voluntary termination occurs that does not constitute "involuntary termination" under Employment Agreement	$	---			$20,424		$	---	$	---		$	---

If "involuntary termination" under Employment Agreement occurs, but not within the six months preceding, at the time of or within 12 months following a change in control		$347,513	(1)		$20,424		$	---	$	---		$	---

If "involuntary termination" under Employment Agreement occurs within the six months preceding, at the time of or within 12 months following a change in control	$	---			$20,424		$	---		$318,880	(2)		$893,380	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		$56,254	(4)		$20,424			$563,313		$318,880	(2)	$	---

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$	---			$20,424			$563,313		$318,880	(2)		$893,380	(5)

If termination occurs as a result of disability, not during the one year period following a change in control		$115,264	(6)	$	---	(7)	$	---		$318,880	(2)	$	---

If termination occurs as a result of disability during the one year period following a change in control	$	---	(8)		$20,424		$	---		$318,880	(2)		$893,380	(8)
________________
(1)
Represents the continuation of (i) Mr. VunCannon's then-current base salary and the average annual amount of cash bonus and cash incentive compensation earned by Mr. VunCannon for the two full fiscal years preceding the termination date (payable monthly) (the "Salary and Average Bonus Benefit") and (ii) health benefits under Mr. VunCannon's employment agreement, as described under "—Employment Agreements," for the remaining term of Mr. VunCannon's employment agreement, assuming that Mr. VunCannon's employment is, on June 30, 2016, "involuntarily terminated" but not within the six months preceding, at the time of or within 12 months following a change in control and that the then-remaining term of his employment agreement is not renewed and ends on July 9, 2017.  For purposes of the above table, Mr. VunCannon's annual salary is assumed to be $225,015, the average annual amount of his cash bonus and cash incentive compensation is calculated at $80,235 and the annual amount of his health benefits is calculated at $15,531.

(2)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50 and the exercise price of the options of $14.37, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50.  All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. VunCannon under his employment agreement in the event that his employment is "involuntarily terminated" within the six months preceding, at the time of or within 12 months following a change in control.

(4)
Represents continued payment of Mr. VunCannon's salary (payable monthly) for a period of three months following his death, as provided in his employment agreement.  The amount shown is 25% of the annual amount of his salary ($225,015).

(5)
Represents the amount payable under Mr. VunCannon's employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.

(6)
Represents the continuation of Mr. VunCannon's Salary and Average Bonus Benefit (payable monthly) for the remaining term of his employment agreement, assuming that Mr. VunCannon's employment is terminated by HomeTrust Bancshares on June 30, 2016 after having established that he is permanently disabled and that the then-remaining term of Mr. VunCannon's employment agreement is not renewed and ends on July 9, 2017 ($305,250 per year), less the payout amount of his unused time off allocated for the 2016 calendar year ($20,424) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($180,000 per year).  As provided in Mr. VunCannon's employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Under his employment agreement, Mr. VunCannon is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(8)
Under his employment agreement, if Mr. VunCannon's employment terminates due to disability during the one-year period following a change in control, Mr. VunCannon is entitled to either (i) continuation of his Salary and Average Bonus Benefit (payable monthly) for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or (ii) 299% of his "base amount," whichever is greater in value as determined on a present value basis.

Howard L. Sellinger
Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)			Payout of Unused Paid Time Off ($)			Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 299% of "Base Amount" ($)

If termination for cause occurs	$	---			$24,679		$	---	$	---		$	---

If voluntary termination occurs that does not constitute "involuntary termination" under Employment Agreement	$	---			$24,679		$	---	$	---		$	---

If "involuntary termination" under Employment Agreement occurs, but not within the six months preceding, at the time of or within 12 months following a change in control		$313,343	(1)		$24,679		$	---	$	---		$	---

If "involuntary termination" under Employment Agreement occurs within the six months preceding, at the time of or within 12 months following a change in control	$	---			$24,679		$	---		$318,880	(2)		$836,794	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control		$56,254	(4)		$24,679			$563,313		$318,880	(2)	$	---

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$	---			$24,679			$563,313		$318,880	(2)		$836,794	(5)

If termination occurs as a result of disability, not during the one year period following a change in control		$111,009	(6)	$	---	(7)	$	---		$318,880	(2)	$	---

If termination occurs as a result of disability during the one year period following a change in control	$	---	(8)		$24,679		$	---		$318,880	(2)		$836,794	(8)
________________
(1)
Represents the continuation of (i) Mr. Sellinger's then-current base salary and the average annual amount of cash bonus and cash incentive compensation earned by Mr. Sellinger for the two full fiscal years preceding the termination date (payable monthly) (the "Salary and Average Bonus Benefit") and (ii) health benefits under Mr. Sellinger's employment agreement, as described under "—Employment Agreements," for the remaining term of Mr. Sellinger's employment agreement, assuming Mr. Sellinger's employment is, on June 30, 2016, "involuntarily terminated" but not within the six months preceding, at the time of or within 12 months following a change in control and that the then-remaining term of his employment agreement is not renewed and ends on July 9, 2017.  For purposes of the above table, Mr. Sellinger's annual salary is assumed to be $225,015, the average annual amount of his cash bonus and cash incentive compensation is calculated at $80,235 and the annual amount of his health benefits is calculated at $6,635.

(2)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50 and the exercise price of the options of $14.37, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50.  All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(3)
Represents the amount payable to Mr. Sellinger under his employment agreement in the event that his employment is "involuntarily terminated" within the six months preceding, at the time of or 12 months following a change in control.

(4)
Represents continued payment of Mr. Sellinger's salary (payable monthly) for a period of three months following his death, as provided in his employment agreement.  The amount shown is 25% of the annual amount of his salary ($225,015).

(5)
Represents the amount payable under Mr. Sellinger's employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.

(6)
Represents the continuation of Mr. Sellinger's Salary and Average Bonus Benefit (payable monthly) for the remaining term of his employment agreement, assuming that Mr. Sellinger's employment is terminated by HomeTrust Bancshares on June 30, 2016 after having established that he is permanently disabled and that the then-remaining term of Mr. Sellinger's employment agreement is not renewed and ends on July 9, 2017  ($305,250 per year), less the payout amount of his unused time off allocated for the 2016 calendar year ($24,679) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($180,000 per year).  As provided in Mr. Sellinger's employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.

(7)	Under his employment agreement, Mr. Sellinger is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(8)
Under his employment agreement, if Mr. Sellinger's employment terminates due to disability during the one-year period following a change in control, Mr. Sellinger is entitled to either (i) continuation of his Salary and Average Bonus Benefit (payable monthly) for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or (ii) 299% of his "base amount," whichever is greater in value as determined on a present value basis.

Keith J. Houghton
Termination Scenario	Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)		Accelerated Vesting of Stock Options and Restricted Stock Awards $			Payment of 200% of Salary and Average Bonus Amount $

If voluntary termination occurs		$21,427	$	---	$	---		---

If involuntary termination occurs		$21,427	$	---	$	---		---

If a change in control occurs		---	$	---		$101,220	(1)	---

If "involuntary termination" under Change in Control Severance Agreement occurs within the six months preceding, at the time of or within 12 months following a change in control	$	---		---		101,220	(1)	$570,722	(2)

If termination occurs as a result of death		$21,427		$500,000		$101,220	(1)	---

If termination occurs as a result of disability		$21,427	$	---		$101,220	(1)	---

_____________________
(1)
Represents the value of acceleration of vesting of unvested stock options, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50 and the exercise price of the options of $15.88 with respect to 6,000 shares and $17.35 with respect to 10,000 shares, and the value of acceleration of vesting of unvested restricted stock awards, based on the closing price per share of the Company's common stock on June 30, 2016 of $18.50.  All unvested stock options vest upon a change in control, regardless of whether employment is terminated, as well upon termination of employment due to death or disability, regardless of whether a change in control occurs.

(2)
Represents the amount payable to Mr. Houghton under his change in control severance agreement in the event that his employment is "involuntarily terminated" within the six months preceding, at the time of or 12 months following a change in control.

Compensation Committee Report
The Compensation Committee of the HomeTrust Bancshares, Inc. Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the HomeTrust Bancshares Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the following members of the Compensation Committee of the HomeTrust Bancshares, Inc. Board of Directors:
Craig C. Koontz (Chairman)
Robert G. Dinsmore, Jr.
J. Steven Goforth
Robert E. James, Jr.

TRANSACTIONS WITH RELATED PERSONS
Review and Approval of Related Party Transactions.  Under a written policy adopted by the Company's Board of Directors, the Board's ACER Committee is responsible for the review, approval or ratification of all "related party transactions" (defined as transactions requiring disclosure under Item 404(a) of SEC Regulation S-K).  Under the policy, each "related person" (defined as any director, any officer for purposes of Section 16 of the Securities Exchange Act of 1934, any nominee for election as a director, any person beneficially owning in excess of five percent of any class of the Company's voting securities and any immediate family member of any such person) must promptly notify the Chief Administrative Officer of any material interest that the related person has, had or may have in a related party transaction, including a description of the transaction and the aggregate dollar amount involved.  The Chief Administrative Officer must thereafter promptly notify the Chair of the ACER Committee of the same.
In determining whether to approve or ratify a related party transaction, the ACER Committee must consider, among other factors: (i) whether the related party transaction is entered into on terms no less favorable to the Company and its subsidiaries than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the results of an appraisal, if any; (iii) whether there was a bidding process and the results thereof; (iv) review of the valuation methodology used and alternative approaches to valuation of the transaction; and (v) the extent of the related person's interest in the transaction.  The policy further provides that the ACER Committee will review the following information when assessing a related party transaction: (a) the terms of the transaction; (b) the related person's interest in the transaction; (c) the purpose and timing of the transaction; (d) whether the Company or any of its subsidiaries is a party to the transaction, and if not, the nature and extent of the Company's or its subsidiary's participation in the transaction; (e) if the transaction involves the sale of an asset, a description of the asset, including date acquired and costs basis; (f) information concerning potential counterparties in the transaction; (g) the approximate dollar value of the transaction and the approximate dollar value of the related person's interest in the transaction; (h) any provisions or limitations imposed as a result of entering into the transaction; (i) whether the transaction includes any potential reputational risk issues that may arise as a result of or in connection with the transaction; (j) if the related person is a director of the Company or nominee for election as a director of the Company, whether the transaction could affect the person's status as an independent director; and (k) any other relevant information regarding the transaction.
The policy generally exempts ordinary course banking transactions and other transactions that do not require disclosure under Item 404(a) of SEC Regulation S-K.
Loans. HomeTrust Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers and their related persons are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to HomeTrust Bank prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

H. Stanford Allen. Director H. Stanford Allen was employed by HomeTrust Bank as President of the Cherryville Federal Bank banking division until his retirement from that position on January 31, 2015.  Under his joinder agreement to the SERP, Mr. Allen's supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, of $84,500; and (2) a separate, additional 15-year retirement benefit, payable monthly, in the annual amount of $43,500.  Mr. Allen first became a participant in the SERP during fiscal 2011. The actuarial present value of Mr. Allen's accumulated benefit under the SERP increased by $74,888 from June 30, 2015 to June 30, 2016.  During fiscal 2016, Mr. Allen received payments of SERP benefits totaling $84,500.  In addition, during fiscal 2016, Mr. Allen received above-market interest on amounts deferred under the EMCP of $3,989.
Sidney A. Biesecker. Director Sidney A. Biesecker was employed by HomeTrust Bank as President of the Industrial Federal Bank banking division until his retirement from that position on January 31, 2015.  Under his joinder agreement to the SERP, Mr. Biesecker's supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, of $150,000; and (2) a separate, additional 20-year retirement benefit, payable monthly, in the initial annual amount of $30,000 subject to an annual increase of 5% per year commencing with the second year of the payout period.  Mr. Biesecker first became a participant in the SERP during fiscal 2010.  Mr. Biesecker has an additional retirement benefit under a Supplemental Income Agreement that he originally entered into with Industrial Federal Bank in 1996, which HomeTrust Bank assumed in connection with its acquisition of Industrial Federal Bank in fiscal 2010.  The actuarial present value of Mr. Biesecker's accumulated benefit under the SERP and the Supplemental Income Agreement decreased and increased by $36,729 and $1,265, respectively, from June 30, 2015 to June 30, 2016.  During fiscal 2016, Mr. Biesecker received payments of SERP benefits totaling $150,000 and payments under the Supplemental Income Agreement of $6,000.  In addition, during fiscal 2016, Mr. Biesecker received above-market interest on amounts deferred under the EMCP of $8,094.
William T. Flynt. Director William T. Flynt retired as an employee of HomeTrust Bank in 2007.  Mr. Flynt is a participant in the SERP.  Under his joinder agreement to the SERP, Mr. Flynt's supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, of $133,200; and (2) a separate, additional 20-year retirement benefit, payable monthly, in the initial annual amount of $18,000 subject to an annual increase of 4% per year commencing with the second year of the payout period and continuing through the 15th year of the payout period.  The actuarial present value of Mr. Flynt's accumulated benefit under the SERP decreased by $75,097 from June 30, 2015 to June 30, 2016.  During fiscal 2016, Mr. Flynt received a payout under the SERP of $133,200.  In addition, during fiscal 2016, Mr. Flynt received above-market interest on amounts deferred under the EMCP of $8,849.
Peggy C. Melville.  Director Peggy C. Melville retired as an employee of HomeTrust Bank in 2008.  Ms. Melville is a participant in the SERP.  Under her joinder agreement to the SERP, Ms. Melville's supplemental retirement income benefit is comprised of a 20-year annual benefit, payable monthly, of $172,650.  During fiscal 2016, Ms. Melville received payments under the SERP totaling $172,650. The actuarial present value of Ms. Melville's accumulated benefit under the SERP decreased by $90,944 from June 30, 2015 to June 30, 2016.  During fiscal 2016, Ms. Melville also received payments under HomeTrust Bank's Management Capital Growth Recognition Plan of $35,529, which she earned while an employee of HomeTrust Bank, and payments under her Retirement Payment Agreement of $14,280, which related to salary she waived while an employee of HomeTrust Bank.  The actuarial present value of her remaining accumulated benefits under her Retirement Payment Agreement decreased by $24,447 from June 30, 2015 to June 30, 2016.  In addition, during fiscal 2016, Ms. Melville received above-market interest of $12,328 and $3,986 on amounts deferred under the EMCP and Deferred Compensation Plan, respectively, while an employee.
Larry S. McDevitt.  Director Larry S. McDevitt is a principal of The Van Winkle Law Firm, which has represented HomeTrust Bank in connection with various matters.  During the fiscal year ended June 30, 2016, the fees paid by HomeTrust Bank to The Van Winkle Law Firm totaled $505,853.
Anderson L. Smith. In connection with the Jefferson Merger, Director Anderson L. Smith, who served as President and Chief Executive Officer of Jefferson Bancshares and Jefferson Bank prior to the Jefferson Merger, entered into a Fully Restated Employment Agreement with HomeTrust Bank (the "HomeTrust Employment Agreement"), which superseded and replaced Mr. Smith's employment agreement with Jefferson Bancshares and Jefferson Bank (the "Jefferson Employment Agreement").  Pursuant to the HomeTrust Employment Agreement, Mr.

Smith was employed by HomeTrust Bank for two years following the Jefferson Merger and served as Eastern Tennessee Regional President of HomeTrust Bank.  The two-year period ended on May 31, 2016.  During that period, Mr. Smith was entitled to: (i) a minimum annual base salary of $210,000; (ii) participate in all benefit and welfare plans programs provided to HomeTrust Bank employees; and (iii) receive certain other benefits, including an automobile allowance, reimbursement of his cell phone bill, life insurance coverage of two times his total annual compensation, long-term disability insurance coverage and a benefit under the Jefferson SERP of $15,083 per year for the remainder of the 15-year term which commenced on April 26, 2013.
At the effective time of the Jefferson Merger, in satisfaction of Mr. Smith's change in control benefits under the Jefferson Merger Agreement, HomeTrust Bank paid Mr. Smith $300,000 and loaned Mr. Smith $200,000, with simple interest accruing on the loan at a rate of 4.0% per annum.  Principal in the amount of $100,000 plus all accrued interest was payable on May 29, 2015 and was again payable on May 29, 2016.  The HomeTrust Employment Agreement provided that if Mr. Smith was employed by HomeTrust Bank on a payment date, the amount due on such date would be forgiven as additional compensation to Mr. Smith; the amounts due on May 29, 2015 and 2016 were forgiven accordingly.
In addition to the principal and interest forgiven on May 29, 2016, compensation received by Mr. Smith during fiscal 2016 included salary payments of $192,500, an ESOP allocation with a value as of June 30, 2016 of $7,594, life insurance premiums paid on his behalf of $693, reimbursement of long-term disability insurance premiums that he paid of $680 and payments under the Jefferson SERP of $15,083.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during or with respect to the fiscal year ended June 30, 2016, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during or with respect to fiscal year 2016.  During fiscal year 2015, officer R. Parrish Little inadvertently failed to timely report one transaction on Form 4.
REPORT OF THE AUDIT, COMPLIANCE AND ENTERPRISE RISK MANAGEMENT
 COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
The ACER Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2016 with management.  The ACER Committee has discussed with Dixon Hughes Goodman LLP, the Company's independent auditors, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.
The ACER Committee has also received the written disclosures and the letter from Dixon Hughes Goodman LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman LLP's communications with the ACER Committee concerning independence as currently in effect and discussed with Dixon Hughes Goodman LLP their independence.
Based on the ACER Committee's review and discussions noted above, the ACER Committee recommended to the HomeTrust Bancshares Inc. Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, for filing with the SEC.
The foregoing report is furnished by the following members of the ACER Committee of the HomeTrust Bancshares, Inc. Board of Directors.
Robert G. Dinsmore, Jr. (Chairman)
J. Steven Goforth
Laura C. Kendall
Craig C. Koontz
F.K. McFarland III
Peggy C. Melville

PROPOSAL II
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
The ACER Committee of the Company's Board of Directors has renewed the Company's arrangement for Dixon Hughes Goodman LLP to be the Company's independent auditors for the fiscal year ending June 30, 2017, subject to the ratification of that appointment by the Company's stockholders at the annual meeting.  A representative of Dixon Hughes Goodman LLP is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.
During the fiscal years ended June 30, 2016 and 2015, Dixon Hughes Goodman LLP provided various audit, audit related and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:
(a)
Audit Fees: Aggregate fees billed for professional services rendered during both fiscal years for the audit of annual financial statements,  statutory internal control attestation and review of financial statements included in the Company's Quarterly Reports on Form 10-Q: $258,144 - fiscal 2016; $285,366 - fiscal 2015.

(b)
Audit Related Fees: Aggregate fees billed for professional services rendered during both fiscal years for the audits of HomeTrust Bank's 401(k) plan and the Company's employee stock ownership plan:  $37,000 - fiscal 2016; $37,745 - fiscal 2015.

(c)	Tax Fees: Aggregate fees billed for professional services rendered during both fiscal years related to tax compliance and tax return preparation: $37,546 - fiscal 2016; $44,450 - fiscal 2015.
(d)	All other fees: None.

The ACER Committee pre-approves all audit and permissible non-audit services to be provided by Dixon Hughes Goodman LLP and the estimated fees for these services.  None of the services provided by Dixon Hughes Goodman LLP described in items (a)-(c) above were approved by the ACER Committee pursuant to a waiver of the pre-approval requirements of the SEC's rules and regulations.
The Company's Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the Company's independent auditors for the fiscal year ending June 30, 2017.
STOCKHOLDER PROPOSALS
In order to be eligible for inclusion in the Company's proxy materials for the Company's next annual meeting of stockholders, any stockholder proposal to take action at the meeting must be received at the Company's executive office at 10 Woodfin Street, Asheville, North Carolina no later than June 16, 2017.  All stockholder proposals submitted for inclusion in the Company's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether included in the Company's proxy materials), the Company's charter and bylaws.
In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in the Company's proxy materials for its next annual meeting of stockholders, the Company's bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company's proxy materials for the meeting.  In order to be eligible for presentation at the Company's next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of the Company's bylaws must be received by the Secretary of the Company not earlier than the close of business on July 31, 2017 and not later than the close of business on August 30, 2017.  If, however, the date of the next annual meeting is before November 8, 2017 or after January 27, 2018, the notice of the stockholder proposal must instead be received by the Company's Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.
ADDITIONAL INFORMATION
The Company will pay the costs of soliciting proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock.  In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telephone, e-mail or other electronic means, without additional compensation.

HOMETRUST BANCSHARES, INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. EDT on November 27, 2016. If you hold Company shares through the HomeTrust Bank KSOP, your proxy must be received by 11:59 p.m. EDT on November 23, 2016.

Vote by Internet

- Go to **www.envisionreports.com/HTBI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

1. Election of Directors:*

	For	Withhold		For	Withhold		For	Withhold
01 - J. Steven Goforth	☐	☐	02 - Laura C. Kendall	☐	☐	03 - Dana L. Stonestreet	☐	☐

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Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important notice regarding the Internet availability of proxy materials for the HOMETRUST BANCSHARES, INC. 2016 Annual Meeting of Stockholders.
The Proxy Statement and the 2016 Annual Report to Stockholders are available at:
http://www.envisionreports.com/HTBI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — HOMETRUST BANCSHARES, INC.

ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 28, 2016
10:00 a.m.
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value per share, of HomeTrust Bancshares, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Renaissance Hotel, 31 Woodfin Street, Asheville, North Carolina, on November 28, 2016, at 10:00 a.m., local time, and appoints the members of the Board of Directors of the Company, with full power of substitution, to act as proxies for the undersigned for the purpose of voting such stock at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side.

This proxy may be revoked in the manner described in the Company's proxy statement for the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting, proxy statement and Annual Report for the fiscal year ended June 30, 2016.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)